EXHIBIT 2.1

EXECUTION VERSION

[*****] Text omitted for confidential treatment. The redacted information has been excluded because it is both (i) not material and (ii) would be competitively harmful if publicly disclosed.

Asset Purchase Agreement

Dated as of December 7, 2019

between

JANSSEN BIOTECH, INC.

and

XBIOTECH INC.

TABLE OF CONTENTS

ii

iii

Schedules

Schedule 1.1(a)	Business Employees
Schedule 1.1(b)	Compound
Schedule 1.1(c)	Dermatological Indications
Schedule 1.1(d)	Seller Patents and Trademarks
Schedule 2.1(b)(i)	Seller Wire Information
Schedule 2.2(a)(v)	Assumed Contracts
Schedule 2.2(a)(vi)	Permits
Schedule 3.4(a)	Liens
Schedule 3.4(b)	Good Title; Sufficiency of Assets
Schedule 3.5(c)	Intellectual Property Rights
Schedule 3.5(f)	Intellectual Property Licenses
Schedule 3.5(i)	Existing Antibodies
Schedule 3.6(a)	Excluded Contracts
Schedule 3.7(b)	Material Permits
Schedule 3.9(g)	Taxes
Schedule 3.10(a)	Business Employee Benefit Plans
Schedule 3.10(h)	Business Employee Information
Schedule 3.11(a)	Regulatory Authorizations
Schedule 3.11(b)	Clinical Trials
Schedule 3.11(c)	Clinical Trial Budget
Schedule 3.12	Inventory
Schedule 3.17	Related Party Transactions
Schedule 5.1	Interim Operating Covenants
Schedule 5.6(b)(i)	Excluded Candidates
Schedule 5.10(g)	Treatment of Seller Long-Term Incentive Awards
Schedule 5.12(d)	Specified Patents

Exhibits

Exhibit 2.4(b)(i)	Form of Bill of Sale, Assignment and Assumption Agreement
Exhibit 2.4(b)(ii)	Form of Escrow Agreement
Exhibit 2.4(b)(iii)	Form of Patent Assignment Agreement
Exhibit 2.4(b)(iv)	Form of Clinical Manufacturing Agreement
Exhibit 2.4(b)(v)	Form of License to Occupy
Exhibit 2.4(b)(vi)	Form of Transition Services Agreement
Exhibit 2.4(b)(vii)	Form of IP License Agreement

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ASSET PURCHASE AGREEMENT

This Asset Purchase Agreement (this “Agreement”) dated as of December 7, 2019 is entered into between Janssen Biotech, Inc., a Pennsylvania corporation (“Buyer”), and XBiotech Inc., a corporation existing under the laws of the Province of British Columbia (“Seller”). Buyer and Seller are sometimes individually referred to herein as a “Party” and are sometimes collectively referred to herein as the “Parties”. Certain capitalized terms used herein have the meanings ascribed to them in Section 1.1.

RECITALS

WHEREAS, Seller desires to sell all of Seller’s and its Affiliates’ right, title and interest in, to and under the Purchased Assets and transfer the Assumed Liabilities to Buyer, and Buyer wishes to purchase from Seller all of Seller’s and its Affiliates’ right, title and interest in, to and under the Purchased Assets and to assume the Assumed Liabilities, upon the terms and subject to the conditions set forth herein.

NOW, THEREFORE, in consideration of the mutual benefits to be derived from this Agreement, and of the representations, warranties, conditions, agreements and promises contained herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties, intending to be legally bound, hereby agree as follows:

ARTICLE I

Definitions; Interpretation

Section 1.1.          Definitions. For purposes of this Agreement, the following terms shall have the corresponding meanings set forth below:

“Accounts Payable” means all trade accounts payable, regardless of when asserted, billed or imposed, of Seller or its Affiliates.

“Act” means the United States Federal Food, Drug, and Cosmetic Act, as amended, and the rules, regulations, requirements, written advisory comments and any formal guidance promulgated thereunder.

“Action” means any claim, action, suit, arbitration, inquiry, audit, proceeding or investigation.

“Affiliate” of any Person means another Person that directly or indirectly, through one or more intermediaries, Controls, is Controlled by or is under common Control with, such first Person.

“Agreement” has the meaning set forth in the preamble hereof.

“Assumed Contracts” has the meaning set forth in Section 2.2(a)(vi).

“Assumed Liabilities” means (i) the Liabilities under the Assumed Contracts accruing with respect to the period commencing after the later of the Closing and the applicable Transfer Date (but, for the avoidance of doubt, excluding any Liability arising from or relating to the performance or non-performance thereof on or prior to the later of the Closing and the applicable Transfer Date), (ii) any Assumed Taxes, (iii) any Liabilities arising out of, relating to or resulting from the employment or termination of employment of any Transferred Business Employee after the applicable Transfer Time, (iv) any Liabilities arising out of, relating to or resulting from clinical trials for atopic dermatitis or hidradenitis suppurativa indications accruing on or after the Closing Date and (v) all other Liabilities arising out of, relating to or resulting from Buyer’s ownership or operation of the Business on or after the Closing Date.

“Assumed Taxes” means any Taxes arising out of, or with respect to, the Purchased Assets for any Post-Closing Tax Period.

“Bill of Sale, Assignment and Assumption Agreement” has the meaning set forth in Section 2.4(b)(i).

“Biological Materials” means (i) any tissues, cells, cell lines, organisms, blood samples, genetic material, antibodies and other biological substances and materials (including an aliquot of the plasmid DNA used at cell line transfection) and any Research Tools and (ii) any biological products, as such term is defined in Section 351 of the PHS Act, in each case that are owned or otherwise Controlled by Seller or any of its Affiliates on the Closing Date and that are primarily related to the Business or otherwise reasonably necessary to conduct the Business as conducted during the Reference Period. For the avoidance of doubt, references to “Biological Materials” shall be deemed to include all materials of the type referred to in clause (i) or (ii) above that are reasonably necessary to conduct the Business that are not readily available from commercial sources.

“Books and Records” means all books, records, files, documents and Tax Returns to the extent related to the Compound or any Product or the Exploitation thereof, any other Purchased Assets, or the Compound Program (including Regulatory Documentation, research and development records (including reports detailing the history of the applicable host CHO cell line, creation of the plasmid DNA construct, generation of the manufacturing cell line, measures taken to assure monoclonality, MCB/WCB testing and results, any genetic characterization studies performed and the full nucleotide sequence of applicable plasmid DNA (gb file)), correspondence and, to the extent not originals, copies of all files relating to the filing, prosecution, issuance, maintenance, enforcement or defense of any Intellectual Property Rights, including any written correspondence with any Third Party, records and documents related to research and pre-clinical and clinical testing and studies relating to the Compound or any Product or the Exploitation thereof conducted by or on behalf of Seller or any of its Affiliates or the Compound Program, including any laboratory and engineering notebooks and manufacturing records, procedures, tests, dosage, criteria for patient selection, study protocols and investigators’ brochures) in all forms in which they are stored or maintained (whether electronic or otherwise), and all data (including Data) and information included or referenced in any of the foregoing, in each case that are owned or otherwise Controlled by or in the possession of Seller or any of its Affiliates.

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“Business” means the Compound Program and the Purchased Assets, including the Compound and all Products and the potential Exploitation thereof.

“Business Day” means any day other than (a) a Saturday or Sunday or (b) a day on which banking institutions located in New York City are permitted or required by applicable Law to remain closed.

“Business Employee” means each employee of Seller and its Affiliates who is set forth on Schedule 1.1(a), which Schedule 1.1(a) shall be updated by Seller prior to the Closing to reflect any employment terminations or other changes in status; provided that, if (a) the employment of any individual listed on Schedule 1.1(a) is terminated prior to the Closing Date, (b) any such individual rejects an offer of employment pursuant to Section 5.10 or (c) any such individual is no longer an active employee as of the Closing Date, then if Buyer so elects, Seller and Buyer shall reasonably cooperate to mutually agree on another employee of Seller and its Affiliates who is sufficiently knowledgeable regarding the Compound Program, including the Compound and all Products and the potential Exploitation thereof, to replace such individual, and Schedule 1.1(a) and Schedule 3.10(h) shall be updated to include such employee; and provided further that Schedule 1.1(a) shall be comprised of no more than ten Business Employees.

“Business Employee Benefit Plan” means any (a) “employee benefit plan” as defined in Section 3(3) of ERISA, whether or not subject to ERISA, or (b) employment agreement, offer letter, severance arrangement, change in control arrangement, retention agreement or plan, deferred compensation arrangement, sales commission plan or program or other compensatory or benefit plan, agreement, program, policy or arrangement, in each case that is sponsored, maintained or contributed to by Seller or any of its Affiliates for the benefit of a Business Employee.

“Buyer” has the meaning set forth in the preamble hereof.

“Buyer Indemnified Party” has the meaning set forth in Section 7.1(a).

“Cap” has the meaning set forth in Section 7.3(b).

“Clinical Manufacturing Agreement” has the meaning set forth in Section 2.4(b)(v);

“Closing” has the meaning set forth in Section 2.4(a).

“Closing Date” has the meaning set forth in Section 2.4(a).

“Code” means the Internal Revenue Code of 1986, as amended.

“Compound” means the monoclonal antibody known as bermekimab (MABp1), the sequence of which is set forth in Schedule 1.1(b).

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“Compound Program” means the program of research and development carried out on or prior to the Closing Date utilizing the Compound in research and/or discovery efforts or the Exploitation of the Compound.

“Confidentiality Agreement” means the letter agreement, dated as of January 5, 2019, between Janssen Research & Development, LLC and Seller.

“Contemplated Transactions” means the transactions contemplated by this Agreement and any Related Document.

“Contracts” means any loan or credit agreement, bond, debenture, note, mortgage, indenture, lease, supply agreement, license agreement, development agreement, distribution agreement, contract research organization agreement or other legally binding contract, agreement, obligation, commitment, arrangement, understanding or instrument, whether oral or written.

“Control” including its various tenses and derivatives (such as “Controlled” and “Controlling”) means (a) when used with respect to any Person, the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such entity, whether through the ownership of voting securities, by Contract or otherwise, (b) when used with respect to any security, the possession, directly or indirectly, of the power to vote, or to direct the voting of, such security or the power to dispose of, or to direct the disposition of, such security and (c) when used with respect to any Intellectual Property Rights, possession of the right, whether directly or indirectly, and whether by ownership, license or otherwise, to assign or grant a license, sublicense or other right to or under such Intellectual Property Rights or to compel another to do so.

“Data” means all databases and data, including all compilations thereof, and all rights therein, owned or Controlled by Seller or any of its Affiliates that (i) were collected, compiled, generated or used in connection with the Compound Program on or prior to the Closing Date or (ii) otherwise are related to the Compound or any Product or the Exploitation thereof.

“Data Room” has the meaning set forth in Section 1.2.

“Dermatology” means the treatment of any disorder (i) set forth on Schedule 1.1(c), (ii) reviewed by or under the jurisdiction of the FDA’s Division of Dermatology and Dental Products as of the date hereof or (iii) that is not reviewed by or under the jurisdiction of any division of the FDA as of the date hereof, but that subsequently becomes reviewed by or under the jurisdiction of the FDA’s Division of Dermatology and Dental Products.

“Dollars” or “$” means United States dollars.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” means, with respect to any entity, trade or business, any other entity, trade or business that is, or was at the relevant time, a member of a group described in

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Section 414(b), (c), (m) or (o) of the Code or Section 4001(b)(1) of ERISA that includes or included the first entity, trade or business, or that is, or was at the relevant time, a member of the same “controlled group” as the first entity, trade or business pursuant to Section 4001(a)(14) of ERISA.

“Escrow Agent” has the meaning set forth in Section 2.7(a).

“Escrow Agreement” has the meaning set forth in Section 2.4(b)(ii).

“Escrow Amount” has the meaning set forth in Section 2.1(b)(i).

“Escrow Consideration” has the meaning set forth in Section 2.7(a).

“Escrow Fund” has the meaning set forth in Section 2.7(a).

“Escrow Termination Date” has the meaning set forth in Section 2.7(b).

“[*****] Countries” means the [*****] and [*****].

“Excluded Assets” has the meaning set forth in Section 2.2(b).

“Excluded Contracts” shall mean the Contracts set forth on Schedule 3.6(a).

“Excluded Liabilities” has the meaning set forth in Section 2.3(b).

“Excluded Taxes” means (i) any Taxes arising out of, or with respect to, the Purchased Assets for any Pre-Closing Tax Period, (ii) any Taxes of Seller or any of its Affiliates for any taxable period and (iii) any Transfer Taxes that are allocated to Seller pursuant to Section 5.8(a).

“Existing Antibody” has the meaning set forth in Section 3.5(i).

“Exploit” means to make, have made, import, use, sell, offer for sale, or otherwise dispose of, including to research, develop, register, modify, enhance, improve, manufacture, have manufactured, store, formulate, optimize, export, transport, distribute, commercialize, promote, market, have sold or otherwise dispose of. “Exploiting”, “Exploitation” and other forms of the word “Exploit” shall have correlative meanings.

“FCPA” has the meaning set forth in Section 3.18(a).

“FDA” has the meaning set forth in Section 3.11(b).

“GAAP” means the United States generally accepted accounting principles in effect from time to time.

[*****] Text omitted for confidential treatment. The redacted information has been excluded because it is both (i) not material and (ii) would be competitively harmful if publicly disclosed.

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“Governmental Authority” means any Federal, state, local or foreign government, any court, tribunal, administrative, regulatory or other governmental agency, department, commission or authority or any non-governmental self-regulatory agency, commission or authority.

“IND” means (i) any investigational new drug application relating to a Product filed with the FDA pursuant to 21 C.F.R. Part 312, or any comparable filing made with a Governmental Authority in another country (including the submission to a competent authority of a request for an authorization concerning a clinical trial, as envisaged in Article 9, paragraph 2, of European Directive 2001/20/EC, or any other exemption legitimizing the use of the Product in a clinical investigation), and (ii) all supplements and amendments that may be filed with respect to the foregoing.

“Indemnified Party” has the meaning set forth in Section 7.4(a).

“Indemnifying Party” has the meaning set forth in Section 7.4(a).

“Indemnity Threshold” has the meaning set forth in Section 7.3(a)(i).

“Intellectual Property Rights” means any (a) patents, patent applications, (including in each case any continuation, continuation-in-part, division, renewal, patent term, extension (including any supplemental protection certificate), reexamination or reissue thereof) (collectively, “Patents”); (b) registered and unregistered trademarks, trade dress, trade names, logos, design rights, service marks, together with the goodwill pertaining to the foregoing, and all applications, registrations and renewals therefor (collectively, “Trademarks”); (c) registered and unregistered copyrights, works of authorship, copyrightable works (published or unpublished) and all applications, registrations and renewals therefor (collectively, “Copyrights”); (d) domain names; (e) software, computer programs and applications (whether in source code, object code or other form) algorithms, databases, documentation and technology supporting the foregoing (excluding off the shelf software) (collectively, “Software”); and (f) trade secrets (“Trade Secrets”), know-how (including all ideas, concepts, research and development, composition information and embodiments, manufacturing and production processes, techniques and information, specifications, technical and business data, Data, designs, drawings, suppliers lists, pricing and cost information, and data and know-how embodied in business and marketing plans and proposals), other proprietary information and other proprietary intellectual property rights, and all copies and tangible embodiments of the foregoing in whatever form or medium.

“Inventory” means, with respect to or to the extent used in the Compound or any Product, all inventory of active pharmaceutical ingredient, intermediates, specific raw materials, components and consumables and finished product forms, together with all work-in-progress, packaging materials and any materials that were subject to testing and required preservation, owned by Seller or any of its Affiliates.

“IP License Agreement” has the meaning set forth in Section 2.4(b)(ix).

“IRS” means the United States Internal Revenue Service.

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“Law” means any federal, state, local or foreign constitution, treaty, law, statute, ordinance, rule or regulation (including any written advisory comments or formal interpretation, guidance, directive or policy thereunder), order, writ, award, decree, injunction, judgment, stay or restraining order of any Governmental Authority, the terms of any permit, and any other ruling or decision of, agreement with or by, or any other requirement of, any Governmental Authority.

“Liabilities” means any liabilities, obligations and commitments, whether accrued or fixed, absolute or contingent, known or unknown, determined or determinable, due or to become due, or otherwise.

“License to Occupy” has the meaning set forth in Section 2.4(b)(vi);

“Lien” means any lien (statutory or otherwise), security interest, pledge, hypothecation, mortgage, assessment, lease, claim, levy, license, defect in title, charge, or any other Third Party right, license or property interest of any kind, or any conditional sale or other title retention agreement, right of first option, right of first refusal or similar restriction, any covenant not to sue, or any restriction on use, transfer, receipt of income or exercise of any other attribute of ownership or any agreement to give any of the foregoing in the future or similar encumbrance of any kind or nature whatsoever.

“Losses” has the meaning set forth in Section 7.1(a).

“MAA” means a New Drug Application or Biologics License Application, each as defined in the Act, and any corresponding foreign application, registration or certification, necessary to commercialize and market, or primarily related to the commercialization and marketing of, a Product in a particular country or group of countries, but not including pricing and reimbursement approvals.

“Material Adverse Effect” means any change, effect, event, occurrence, state of facts or development which individually or in the aggregate would reasonably be expected to result in, or has resulted in, any change or effect, that (a) is materially adverse to the Business; (b) would reasonably be expected to prevent or materially impede, materially interfere with, materially hinder or materially delay the consummation of the Contemplated Transactions or (c) would reasonably be expected to create or impose a material limitation on the ability of Buyer to acquire valid and marketable title to the Purchased Assets free and clear of all Liens or to freely Exploit the Purchased Assets; provided that, for purposes of clause (a), none of the following shall be deemed, either alone or in combination, to constitute, and none of the following shall be taken into account in determining whether there has been or will be, a Material Adverse Effect: (i) any change, effect, event, occurrence, state of facts or development relating to the economy in general in the United States or in any other jurisdiction in which the Seller has operations or conducts business, including any changes in financial, banking or securities markets in general, any disruption thereof and any decline in the price of any security or any market index or any change in prevailing interest rates, so long as the effects do not disproportionately impact the Business, (ii) any change, effect, event, occurrence, state of facts or development reasonably attributable to conditions affecting the pharmaceutical industry, so long as the effects do not disproportionately impact the Business, (iii) the public announcement of this Agreement and the Contemplated Transactions, (iv) earthquakes, hurricanes, tornadoes, natural disasters or global, national or regional political conditions, including hostilities, military actions, political instability, acts of terrorism or war or any escalation or material worsening of any such hostilities, military actions, political instability, acts of terrorism or war existing or underway as of the date hereof (other than any of the foregoing that causes any material damage or destruction to or renders unusable any material Purchased Assets and so long as the effects do not disproportionately impact the Business), (v) any effect that results from any action taken at the express prior written request of Buyer or with Buyer’s prior written consent or (vi) changes in Law or GAAP or any interpretation thereof, so long as the effects do not disproportionately impact the Business.

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“Milestone Payment” has the meaning set forth in Section 2.5(a).

“Negotiation Notice” has the meaning set forth in Section 5.6(c)(iii).

“Negotiation Period” has the meaning set forth in Section 5.6(c)(iii).

“New Antibody” has the meaning set forth in Section 5.6(b).

“New Antibody Product” has the meaning set forth in Section 5.6(c).

“Non-Assignable Right” has the meaning set forth in Section 2.6.

“Non-Dermatological Indication” means any disorder that is not included in clauses (i), (ii) or (iii) of the definition of Dermatology.

“Offer Notice” has the meaning set forth in Section 5.6(c)(i).

“Offer Period” has the meaning set forth in Section 5.6(c)(ii).

“Order” means any writ, judgment, decree, injunction or similar order, including consent orders, of any Governmental Authority (in each such case whether preliminary or final).

“Outstanding Claim Reserve” has the meaning set forth in Section 2.7(c).

“Parent” has the meaning set forth in Section 5.10(b).

“Party” or “Parties” has the meaning set forth in the preamble hereof.

“Patent Assignment Agreement” has the meaning set forth in Section 2.4(b)(iii).

“Permits” means all approvals, authorizations, certificates, filings, franchises, licenses, notices, clearances and permits of or with all Governmental Authorities, including all applications for any of the foregoing, together with any renewals, extensions or modifications thereof and additions thereto.

“Permitted Liens” means, collectively, (i) statutory liens for Taxes, assessments and governmental charges not yet due and payable or that are being contested in good faith by appropriate proceedings and for which appropriate reserves have been maintained in accordance with GAAP, (ii) statutory Liens of landlords and Liens of carriers, warehousemen, mechanics, material men and other Liens imposed by law arising or incurred in the ordinary course of business for amounts that are not yet due and payable and, if required under GAAP, for which appropriate reserves have been created or that are being contested in good faith by appropriate proceedings and that are not resulting from any breach, violation or default by Seller or any of its Affiliates of any Contract or applicable Law and (iii) other imperfections of title or Liens, if any, that, individually or in the aggregate, are not material to the Business or the Purchased Assets.

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“Person” means an individual, corporation, partnership, limited liability company, joint venture, association, trust, unincorporated organization or other entity or any Governmental Authority.

“PHS Act” means the means the United States Public Health Service Act, as amended, and the rules, regulations, requirements, written advisory comments and formal guidance promulgated thereunder, as may be in effect from time to time.

“Post-Closing Tax Period” means any Tax period (or portion thereof) beginning after the Closing Date.

“Pre-Closing Tax Period” means any Tax period (or portion thereof) ending on or before the Closing Date.

“Product” means any pharmaceutical product containing the Compound, including all dosage forms, presentations, formulations and line extensions thereof, including a pharmaceutical product which is comprised of the Compound and other pharmaceutically active compound(s) and/or ingredients, any prototypes thereof and any variations thereof.

“Public Official” has the meaning set forth in Section 3.18(c).

“Purchase Price” means an amount equal to $750,000,000.00.

“Purchased Assets” has the meaning set forth in Section 2.2(a).

“Quality Assurance Agreement” has the meaning set forth in Section 5.16(a).

“Reference Period” means the 18 month period ending on and including the Closing Date.

“Regulatory Application” means an application submitted to a Governmental Authority that issues Regulatory Authorizations.

“Regulatory Authorizations” means, with respect to any jurisdiction, any and all approvals (including pricing and reimbursement approvals), licenses, clearances, registrations or authorizations of any Governmental Authority necessary for or primarily related to the investigation, development, manufacture, sale or marketing of any pharmaceutical compound or (bio)pharmaceutical product in such jurisdiction, including, where applicable, (i) INDs, MAAs and supplements and amendments thereto, (ii) pre- and post-approval marketing authorizations (including any prerequisite manufacturing approval or authorization related thereto) and (iii) labeling approval.

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“Regulatory Documentation” means any and all (i) applications, registrations, licenses, authorizations and approvals (including all Regulatory Authorizations), and non-clinical and clinical study authorization applications or notifications (including all supporting files, writings, data, studies and reports) submitted to a Governmental Authority or institutional review board or research ethics committee, as applicable, with a view to the obtaining or maintaining of any Regulatory Authorization, including any Investigational Medicinal Product Dossier (IMPD), (ii) correspondence to or with the FDA, EMA or any other Governmental Authority (including minutes and official contact reports relating to any communications with any Governmental Authority), (iii) pharmacovigilance databases, adverse event reports and associated documents, investigations of adverse event reports, and any other records related to safety reporting, (iv) manufacturing records and (v) nonclinical, clinical and other data contained or referenced in or supporting any of the foregoing.

“Related Documents” means, other than this Agreement, all agreements, certificates and documents signed and delivered by either Party in connection with this Agreement or the transactions contemplated hereby.

“Representatives” means, with respect to any Person, such Person’s directors, officers, managers, employees, counsel, consultants, accountants, financial advisors, lenders and other agents and representatives.

“Required Commercialization Authorizations” means, with respect to any product, indication and country, all Regulatory Authorizations necessary to market and sell such product for such indication in such country (including all approvals or determinations by a Governmental Authority for the pricing or pricing reimbursement for such product, even if not legally required to sell such product in such country), as determined by Buyer in its reasonable discretion; provided, the term “sell” as used in this definition shall not include sales to Affiliates or sales associated with treatment IND, expanded use, compassionate use, early access or named patient programs.

“Research Tools” means cDNAs, antibodies, cell lines, knock-out animals, assays and other similar research tools.

“Restricted Actions” has the meaning set forth in Section 5.6(c).

“Restricted Period” has the meaning set forth in Section 5.6(a).

“Seller” has the meaning set forth in the preamble hereof.

“Seller Indemnified Party” has the meaning set forth in Section 7.2(a).

“Seller Intellectual Property” means (i) all Patents and Trademarks owned or Controlled by Seller or any of its Affiliates on the Closing Date that are set forth on Schedule 1.1(d) and (ii) all Trade Secrets and know-how owned or Controlled by Seller or any of its Affiliates on the Closing Date that are used exclusively in connection with the Business and, in each of cases (i) and (ii), the right to recover for past infringement of any of the foregoing.

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“Seller Regulatory Authorizations” means any and all (i) Regulatory Authorizations and (ii) Regulatory Applications, in either case that are (a) owned or otherwise Controlled by Seller or any of its Affiliates on the Closing Date and (b) used primarily in connection with the Business.

“Seller Regulatory Documentation” means any and all Regulatory Documentation, including all Seller Regulatory Authorizations, that is owned by, or otherwise Controlled by or in the possession of, Seller or any of its Affiliates on the Closing Date and that (i) was acquired, collected, compiled, generated or used in connection with Business prior to the Closing Date or (ii) is otherwise used primarily in connection with the Business.

“Seller’s Charter” has the meaning set forth in Section 3.1.

“Seller’s Knowledge” (and similar phrases) means, with respect to any matter in question, (i) the actual knowledge of Seller’s following officers: John Simard, Norma I. Gonzalez, Queena Han and Sushma Shivaswamy, after making due inquiry of their direct reports, and (ii) the actual knowledge of Stanley Kim.

“Social Security Act” has the meaning set forth in Section 3.11(f).

“Specified Indications” shall mean (i) Dermatology indications and (ii) any other indications that are deemed to be Specified Indications pursuant to Section 2.5(d).

“Specified Representations” has the meaning set forth in Section 7.3(a).

“Subsidiary” of any Person means another Person, an amount of the voting securities, other voting rights or voting partnership interests of which is sufficient to elect at least a majority of its board of directors or other governing body (or, if there are no such voting interests, 50% or more of the equity interests of which) is owned directly or indirectly by such first Person.

“Tax” or “Taxes” means (whether disputed or not) all (a) U.S., Canadian or other federal, state, provincial, local and foreign income, property, sales, use, excise, withholding, payroll, employment, social security, capital gain, alternative minimum, transfer and other taxes and similar governmental charges, in each case in the nature of a tax, including any interest, penalties and additions with respect thereto, (b) liability for the payment of any amounts of the type described in clause (a) as a result of being a member of an affiliated, consolidated, combined, unitary or aggregate group or as a transferee or successor and (c) liability for the payment of any amounts as a result of being party to any tax sharing agreement or as a result of any express or implied obligation to indemnify any other Person with respect to the payment of any amounts of the type described in clause (a) or (b).

“Tax Return” means all returns (including amended returns), requests for extensions of time, claims for refund, declarations of estimated Tax payments, reports, estimates, information returns and statements, including any related or supporting information with respect to any of the foregoing, filed or required to be filed with any Taxing Authority in connection with the determination, assessment, collection or administration of any Taxes.

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“Taxing Authority” means any Governmental Authority or any quasi-governmental body exercising Tax regulatory authority.

“Third Party” means any Person other than: (a) Seller or Buyer or (b) any Affiliates of Seller or Buyer.

“Third Party Claim” has the meaning set forth in Section 7.4(a).

“Transfer Date” has the meaning set forth in Section 2.6.

“Transfer Taxes” has the meaning set forth in Section 5.8(a).

“Transfer Time” means 10:00 a.m., New York City time, on the Closing Date.

“Transferred Business Employee” has the meaning set forth in Section 5.10(a).

“Transition Services Agreement” has the meaning set forth in Section 2.4(b)(vii).

“XBiotech USA” has the meaning set forth in Section 2.4(b)(i).

Section 1.2.          Interpretation. When a reference is made in this Agreement to an Article, a Section, Exhibit or Schedule, such reference shall be to an Article of, a Section of, or an Exhibit or Schedule to, this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement, any Related Document or in any Exhibit or Schedule hereto are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement, such Related Document or such Exhibit or Schedule. Whenever the words “include”, “includes” or “including” are used in this Agreement or any Related Document, they shall be deemed to be followed by the words “without limitation”. The word “or,” when used in this Agreement, has the inclusive meaning represented by the phrase “and/or.” The words “hereof”, “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. References to the “date hereof” refer to the date of this Agreement. “Extent” in the phrase “to the extent” means the degree to which a subject or other thing extends, and such phrase does not mean simply “if”. For purposes of this Agreement and the Related Documents, the phrases “delivered or made available to Buyer prior to the date hereof”, “delivered or made available to Buyer in the data room prior to the date hereof”, “has made available to Buyer prior to the date hereof” or “has made available to Buyer in the data room prior to the date hereof” and similar expressions in respect of any document or information will be construed for all purposes of this Agreement and the Related Documents as meaning that a copy of such document or information was filed and made available for viewing by Buyer in the electronic data rooms hosted by Intralinks (the “Data Room”) in each case no later than two Business Days prior to the date hereof. All terms defined in this Agreement shall have the defined meanings when used in any certificate or other document made or delivered pursuant hereto unless otherwise defined therein. The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms and to the masculine as well as to the feminine and neuter genders of such term. Any Contract or statute defined or referred to herein or in any Contract that is referred to herein means (a) in the case of any statute, such statute and any comparable statute that from time to time replaces such statute by succession and (b) in the case of any Contract, such Contract and all amendments, modifications and attachments thereto and instruments incorporated therein. References to a Person are also to its permitted successors and assigns.

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ARTICLE II

Purchase and Sale

Section 2.1.          Purchase and Sale of Purchased Assets; Purchase Price.

(a)               Pursuant to the terms and subject to the conditions of this Agreement, at the Closing, Seller shall, and shall cause each of its Affiliates owning or otherwise Controlling any of the Purchased Assets to, sell, convey, deliver, transfer and assign to Buyer (or its designated Affiliate), free and clear of all Liens, other than Permitted Liens, and Buyer (or its designated Affiliate) shall purchase, take delivery of and acquire from Seller (and its Affiliates) all of Seller’s (and its Affiliates’) right, title and interest in, to and under all of the Purchased Assets.

(b)               In consideration of the sale, conveyance, delivery, transfer and assignment of the Purchased Assets to Buyer (or its designated Affiliate) and Seller’s other covenants and obligations hereunder, upon the terms and subject to the conditions hereof:

(i)                      at the Closing, Buyer shall make the following payments: (1) to the Escrow Agent, by wire transfer of immediately available funds to the account designated by the Escrow Agent in writing as set forth in the Escrow Agreement, $75,000,000 (the “Escrow Amount”), and (2) to Seller (and/or to its designees), by wire transfer of immediately available funds to the account(s) set forth on Schedule 2.1(b)(i), the Purchase Price minus the Escrow Amount;

(ii)                      if and when payable pursuant to Section 2.5, Buyer shall make the Milestone Payments to Seller in accordance with Section 2.5; and

(iii)                      at the Closing, Buyer shall assume the Assumed Liabilities.

Section 2.2.          Purchased Assets; Excluded Assets.

(a)               The term “Purchased Assets” means all of Seller’s (and its Affiliates’) right, title and interest in, to and under the following properties and assets (tangible or intangible), other than the Excluded Assets:

(i)                      all Biological Materials;

(ii)                      all Seller Regulatory Documentation, including, for the avoidance of doubt, original and, if available, electronic copies;

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(iii)                      all Seller Intellectual Property, including the registrations and applications set forth on Schedule 1.1(d);

(iv)                      all Books and Records, and all originals of any tangible embodiments of Seller Intellectual Property, including original files of any Patents included in the Seller Intellectual Property; provided, however, that Seller may retain a copy of any such Books and Records to the extent (A) necessary for Tax, regulatory compliance or accounting purposes, (B) necessary to comply with its obligations under any Related Documents, including the Clinical Manufacturing Agreement, but solely for the period required for such compliance, (C) such Books and Records relate to the Exploitation of any product that does not contain or comprise, and would not reasonably be expected to compete, directly or indirectly, with, a Compound, so long as redactions are made to exclude all Seller Intellectual Property and other information relating to the Compound or any Product or (D) such Books and Records do not primarily relate to the Business, so long as redactions are made to exclude all Seller Intellectual Property and other information relating to the Compound or any Product;

(v)                      the Contracts set forth on Schedule 2.2(a)(v) (including all agreements relating to clinical trials for the atopic dermatitis and hidradenitis suppurativa indications, collectively, the “Assumed Contracts”), including all rights thereunder;

(vi)                      all Permits necessary for or primarily related to the Business, including as set forth on Schedule 2.2(a)(vi);

(vii)                      all Actions, rights of recovery, and rights of indemnification or setoff against Third Parties and other claims arising out of or relating to the Business or the Assumed Liabilities that relate to the Business or the Assumed Liabilities, in each case subsisting on the Closing Date; and

(viii)                      all other properties, assets and rights (tangible or intangible) of Seller (and its Affiliates) reasonably necessary to conduct the Business as conducted during the Reference Period, other than any properties, assets or rights that are addressed by the subject matter of clauses (i) through (vii) of this Section 2.2(a) or clauses (i) through (vii) of Section 2.2(b).

(b)               Buyer acknowledges that the Purchased Assets shall consist only of those assets described in Section 2.2(a) and all other assets of Seller and its Affiliates are excluded (collectively, the “Excluded Assets”). The Excluded Assets shall include:

(i)                      all cash and cash equivalents of Seller;

(ii)                      all Contracts other than the Assumed Contracts;

(iii)                      all rights and claims of Seller to the extent relating to any Excluded Asset or any Excluded Liability, and all Tax and other credits of Seller;

(iv)                      all land, buildings and improvements (and all furniture, fixtures and equipment thereon or therein) owned or leased by Seller;

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(v)                      subject to the IP License Agreement, all Trade Secrets and know-how related to Seller’s true human antibody discovery platform that do not constitute Seller Intellectual Property;

(vi)                      subject to the IP License Agreement and the Clinical Manufacturing Agreement, all Trade Secrets and know-how related to Seller’s proprietary manufacturing technology that do not constitute Seller Intellectual Property;

(vii)                      subject to the Clinical Manufacturing Agreement, all Inventory; and

(viii)                      except to the extent included in the Purchased Assets, all other properties, assets, goodwill and rights of Seller of whatever kind and nature, real, personal or mixed, tangible or intangible.

Section 2.3.          Assumed Liabilities; Excluded Liabilities.

(a)               Pursuant to the terms and subject to the conditions of this Agreement, at the Closing, Seller shall, and shall cause its Affiliates to, sell, convey, deliver, transfer and assign to Buyer (or its designated Affiliate), and Buyer (or its designated Affiliate) shall assume from Seller and its applicable Affiliates the Assumed Liabilities.

(b)               Notwithstanding anything in this Agreement or the Related Documents to the contrary, other than the Assumed Liabilities, Buyer shall not be the successor to Seller or any of its Affiliates, and Buyer expressly does not assume and shall not become liable to pay, perform or discharge, any Liability whatsoever of Seller or any of its Affiliates (including, for the avoidance of doubt, any Liability arising out of or otherwise relating in any way to the Purchased Assets), other than the Assumed Liabilities. All such Liabilities are referred to herein as the “Excluded Liabilities”. Seller shall, or shall cause its Affiliates to, pay, perform and discharge when due all of the Excluded Liabilities. Without limitation of the foregoing, the Excluded Liabilities shall include the following Liabilities:

(i)                      any Liabilities relating to or arising out of the Excluded Assets;

(ii)                      any Liabilities relating to or arising out of Accounts Payable (other than the Assumed Liabilities);

(iii)                      any Excluded Taxes;

(iv)                      any Liabilities to present or former members or shareholders of Seller or any of its Affiliates;

(v)                      any Liabilities of Seller or any of its Affiliates under this Agreement, the Related Documents or in connection with the Contemplated Transactions;

(vi)                      all Liabilities under any Contract (other than the Assumed Liabilities);

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(vii)                      all Liabilities under all Business Employee Benefit Plans;

(viii)                      all Liabilities arising out of the employment or service or termination of employment or service of any employee, officer, director or manager or consultant of Seller or any of its Affiliates, whether or not any such Liabilities are claimed or otherwise arise prior to or after the Closing, other than, in the case of Transferred Business Employees, any such Liabilities that arise after the applicable Transfer Time;

(ix)                      any Liabilities (including all Actions relating to such Liabilities) of Seller or any of its Affiliates to any Person and claims from any Person relating to or arising out of circumstances existing on or prior to the Closing, including those relating to or arising out of any product liability, patent infringement, breach of warranty or similar claim for injury to person or property that resulted from the use, operation, ownership or misuse of the Purchased Assets or the operation of the business of Seller or any of its Affiliates, including the conduct of the Business, to the extent such conduct occurred on or prior to the Closing;

(x)                      any Liabilities (including all Actions relating to such Liabilities) from or relating to the Intellectual Property Rights of any Person on or prior to the Closing, including any Liability for any loss or infringement, dilution, misappropriation, other violation thereof or for violation of privacy, personal information or data protection rights that resulted from the use, operation, ownership or misuse of the Purchased Assets or the operation of the business of Seller or any of its Affiliates, including the conduct of the Business, to the extent such conduct occurred on or prior to the Closing; and

(xi)                      any other Liabilities arising out of the Purchased Assets or the operation of the business of Seller or any of its Affiliates on or prior to the Closing, whether or not any such Liabilities are claimed or otherwise arise prior to or after the Closing (other than the Assumed Liabilities).

Section 2.4.          Closing; Closing Deliverables.

(a)               Closing. The closing of the Contemplated Transactions (the “Closing”) shall take place remotely, by exchange of electronic copies of the agreements, documents, certificates and other instruments set forth in this Section 2.4, at 10:00 a.m., New York City time, on the second Business Day following the satisfaction (or, to the extent permitted, waiver) of the conditions set forth in Article VI (other than those conditions that by their terms are to be satisfied or waived at the Closing, but subject to the satisfaction or waiver of such conditions), or at such other place, time and date as shall be agreed between Buyer and Seller. The date on which the Closing occurs is referred to herein as the “Closing Date.”

(b)               Seller Closing Deliverables. At the Closing, Seller shall deliver or cause to be delivered to Buyer:

(i)                        the Bill of Sale, Assignment and Assumption Agreement, substantially in the form of Exhibit 2.4(b)(i) (the “Bill of Sale, Assignment and Assumption Agreement”), duly executed by Seller and/or XBiotech USA, Inc. (“XBiotech USA”);

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(ii)                        the Escrow Agreement among Seller, Buyer and the Escrow Agent, substantially in the form of Exhibit 2.4(b)(ii) (the “Escrow Agreement”), duly executed by Seller and the Escrow Agent;

(iii)                      a Patent Assignment Agreement, substantially in the form of Exhibit 2.4(b)(iii) (the “Patent Assignment Agreement”), duly executed by Seller and/or XBiotech USA;

(iv)                      a Clinical Manufacturing Agreement, substantially in the form of Exhibit 2.4(b)(iv) (the “Clinical Manufacturing Agreement”), duly executed by XBiotech USA;

(v)                      a License to Occupy, substantially in the form of Exhibit 2.4(b)(v) (the “License to Occupy”), duly executed by XBiotech USA;

(vi)                      a Transition Services Agreement, substantially in the form of Exhibit 2.4(b)(vi) (the “Transition Services Agreement”), duly executed by XBiotech USA;

(vii)                      an IP License Agreement, substantially in the form of Exhibit 2.4(b)(vii) (the “IP License Agreement”), duly executed by Seller;

(viii)                      a duly completed and accurate IRS Form W-9 or applicable IRS Form W-8; and

(ix)                      evidence, acceptable to Buyer in its sole discretion, that all Liens set forth on Schedule 3.4(a) have been properly terminated or released on or before the Closing, including either (i) a completed UCC-3 Termination Statement, in a proper form for filing, in respect of each such Lien, or (ii) a payoff letter from the secured party thereunder, in form and substance acceptable to Buyer, certifying that upon receipt by or on behalf of Seller of the amount specified in such payoff letter, such Lien shall be released with no further action and that such secured party will, promptly upon receipt of the specified amount, deliver to Buyer a duly executed UCC-3 Termination Statement, in a proper form for filing, in respect of such Lien.

(c)               Buyer Closing Deliverables. At the Closing, Buyer shall deliver or cause to be delivered to Seller:

(i)                        the payments required pursuant to Section 2.1(b)(i);

(ii)                        the Bill of Sale, Assignment and Assumption Agreement, duly executed by Buyer and/or its applicable Affiliates;

(iii)                        the Escrow Agreement, duly executed by Buyer;

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(iv)                        the Patent Assignment Agreement, duly executed by Buyer and/or its applicable Affiliates;

(v)                        the Clinical Manufacturing Agreement, duly executed by an Affiliate of Buyer;

(vi)                        the License to Occupy, duly executed by an Affiliate of Buyer;

(vii)                        the Transition Services Agreement, duly executed by an Affiliate of Buyer; and

(viii)                        the IP License Agreement, duly executed by Buyer.

Section 2.5.          Milestone Payments.

(a)               Subject to the terms and conditions of this Agreement, and in further consideration of the sale, conveyance, delivery, transfer and assignment of the Purchased Assets to Buyer and Seller’s other covenants and obligations hereunder, Buyer shall pay, or cause to be paid, a milestone payment of $150,000,000 to Seller upon Buyer or its Affiliates (or any of their respective licensees) obtaining, prior to the date that is [*****] years following the Closing Date, the Required Commercialization Authorizations for a Product for use in any Non-Dermatological Indication in (A) the [*****] or (B) [*****] of the [*****] (each, a “Milestone Payment”).

(b)               Notwithstanding anything to the contrary set forth in Section 2.5(a), Seller shall be eligible to earn up to a maximum of four Milestone Payments, for a maximum of $600,000,000. In no event shall Buyer be obligated to make Milestone Payments in excess of $600,000,000 or to make any Milestone Payment in respect of activities occurring on or after the date that is [*****] years following the Closing Date.

(c)               Buyer shall notify Seller in writing within [*****] Business Days after the achievement of a milestone described in Section 2.5(a) above by Buyer or any of its Affiliates (or any of their respective licensees), and Buyer shall pay Seller a Milestone Payment no earlier than [*****] days and no later than [*****] days after such notification to Seller. Payment of any Milestone Payment to Seller shall be made by wire transfer of immediately available funds to the account set forth on Schedule 2.1(b)(i) (or as otherwise directed by Seller in writing).

(d)               Upon the payment of any Milestone Payment, the Non-Dermatological Indication in respect of which such Milestone Payment was paid shall be deemed to be a Specified Indication; provided that, at any time following the delivery of a notice in respect of a Milestone Payment described in Section 2.5(c) and prior to the payment of such Milestone Payment, Seller may elect, by written notice to Buyer, to waive its right to such Milestone Payment, in which case (i) the Non-Dermatological Indication in respect of which such Milestone Payment would have been payable shall not be deemed to be a Specified Indication and (ii) such waived and unpaid Milestone Payment shall otherwise be deemed to have been paid and shall be counted as one of the four Milestone Payments that Seller is eligible to earn.

[*****] Text omitted for confidential treatment. The redacted information has been excluded because it is both (i) not material and (ii) would be competitively harmful if publicly disclosed.

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(e)               Notwithstanding anything to the contrary set forth in this Section 2.5, it is the intention of the Parties that the Exploitation of the Compound shall be exercised by Buyer and its Affiliates in accordance with their own business judgment and in their sole and absolute discretion. Accordingly, the following shall apply (and Seller hereby acknowledges, understands and agrees as follows):

(i)                        Buyer and its Affiliates shall have complete control and sole discretion with respect to decisions concerning the Exploitation of the Compound and such control and discretion by Buyer and its Affiliates could result in Seller receiving no Milestone Payment whatsoever;

(ii)                        neither Buyer nor any of its Affiliates has any duty to Exploit the Compound, to exert any level of efforts in Exploiting the Compound or to achieve the milestone described in Section 2.5(a) above;

(iii)                        whether or not Buyer or any of its Affiliates Exploit the Compound, neither Buyer nor any of its Affiliates is prohibited from Exploiting any other compounds or products that may compete with the Compound, or prioritizing other compounds or products over the Compound;

(iv)                        in making decisions regarding the Exploitation of the Compound, personnel of Buyer and its Affiliates are not required to take into account the interests of Seller; and

(v)                        Seller shall not challenge in any Action any decision to, or not to, Exploit the Compound made by any director, officer, employee or agent of Buyer or any of its Affiliates, unless such Action is in respect of a breach by Buyer of any of its express obligations to make a Milestone Payment under this Section 2.5.

Section 2.6.          Third Party Consents. If the assignment or transfer of any asset included in the Purchased Assets or any claim, right or benefit arising thereunder or resulting therefrom, without the consent of a Third Party, would constitute a breach or other contravention of the rights of such Third Party, would be ineffective with respect to any party to an agreement concerning such asset, claim, right or benefit, or, upon assignment or transfer, would in any way adversely affect the rights of Seller or, upon transfer, Buyer (each, a “Non-Assignable Right”), then Seller shall use its commercially reasonable efforts, at Seller’s sole cost and expense, to obtain such consent after the execution of this Agreement until such consent is obtained. If any such consent cannot be obtained prior to the Closing and the Closing occurs, then, notwithstanding anything to the contrary in this Agreement or any Related Document, (a) this Agreement and the related instruments of transfer shall not constitute an assignment or transfer of the applicable Non-Assignable Right until and unless such consent is obtained (at which point such Non-Assignable Right will be deemed to have been assigned or transferred under this Agreement on such date (the “Transfer Date”)), and Seller shall use its commercially reasonable efforts, at Seller’s sole cost and expense, to obtain such consent as soon as possible after the Closing; and (b) upon delivery of Buyer’s written election to Seller, (i) the Non-Assignable Right shall be an Excluded Asset and Buyer shall have no Liability whatsoever with respect to any such Non-Assignable Right or any Liability with respect thereto (and any consent to transfer or assignment obtained thereafter shall have no effect) or (ii) Seller shall, at its sole cost and expense, obtain for Buyer substantially all of the practical benefit and burden of such Non-Assignable Right, including by (A) entering into appropriate and reasonable alternative arrangements on terms mutually agreeable to Buyer and Seller, (B) subject to the consent and control of Buyer, enforcement, at the cost and for the account of Buyer, of any and all rights of Seller against the other party thereto arising out of the breach or cancellation thereof by such other party or otherwise and (C) continuing to comply with, and perform, any contractual obligations associated with such Non-Assignable Right. For the avoidance of doubt, nothing in this Section 2.6 shall affect any determination as to whether any of the conditions set forth in Article VI have been satisfied.

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Section 2.7.                      Escrow Amount.

(a)               In accordance with Section 2.1(b)(i), at the Closing, Buyer shall deposit with JPMorgan Chase Bank, National Association (the “Escrow Agent”), an amount equal to the Escrow Amount, such amount plus all accumulated earnings thereon (such amounts, if any, “Escrow Consideration”) to constitute an escrow fund (the “Escrow Fund”) to be governed in accordance with the terms of this Agreement and the Escrow Agreement. The Escrow Fund may be used to satisfy any indemnification amounts owed by Seller pursuant to Article VII.

(b)               Upon the date that is 18 months from the Closing (the “Escrow Termination Date”), the Escrow Agent shall, in accordance with the Escrow Agreement, release the remaining amount in the Escrow Fund at such time, less the Outstanding Claim Reserve at such time, to Seller. If, at any time after the Escrow Termination Date, the Outstanding Claim Reserve, as determined by Buyer in good faith, by a court or by mutual agreement of Buyer and Seller, is less than the Escrow Fund at such time, then an amount equal to such difference shall be released to Seller.

(c)               For purposes of this Section 2.7, “Outstanding Claim Reserve” as of any date means the sum of all amounts claimed by Buyer as of such date to be then owed to the Buyer Indemnified Parties in respect of indemnity claims made by the Buyer Indemnified Parties as of such date in accordance with Article VII.

(d)               All funds so released from the Escrow Fund shall include any Escrow Consideration earned thereon. The amount of any funds released from the Escrow Fund pursuant to Section 2.7(b) shall, for the avoidance of doubt, be deemed a part of the Purchase Price to the extent permitted by applicable Law. The Escrow Fund shall be held as a trust fund and shall not be subject to any Lien, and shall be held and disbursed solely for the purposes and in accordance with the terms of this Agreement and the Escrow Agreement. Upon the final release of all of the Escrow Fund, the Escrow Agreement shall terminate.

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ARTICLE III

Representations and Warranties of Seller

Subject to the Schedules attached hereto (to the extent any such Schedule is numbered to correspond to a representation or warranty), Seller represents and warrants to Buyer as set forth in this Article III.

Section 3.1.          Organization, Standing and Power. Seller is a corporation, duly organized, validly existing and in good standing under the laws of the Province of British Columbia, and has all requisite corporate power and authority to own, lease or otherwise hold and operate its properties and other assets and to carry on its business as presently conducted, except where the failure to be in good standing or have such power or authority, individually or in the aggregate, has not been and would not reasonably be expected to be material to Seller or the Business. Seller and each of its Affiliates is duly qualified or licensed to do business and is in good standing (in jurisdictions that recognize the concept of good standing) in each jurisdiction in which the nature of its business or the ownership, leasing or operation of its properties makes such qualification or licensing necessary, other than in such jurisdictions where the failure to be so qualified or licensed or to be in good standing individually or in the aggregate has not been and would not reasonably be expected to be material to Seller or the Business. Seller has made available to Buyer, prior to the execution of this Agreement, complete and accurate copies of Seller’s articles (“Seller’s Charter”), as amended to the date hereof. Seller is not in violation of any of the provisions of Seller’s Charter.

Section 3.2.          Authority; Noncontravention. (a) Seller has all requisite corporate power and authority to execute and deliver this Agreement and the Related Documents and to consummate the Contemplated Transactions. The execution and delivery of this Agreement and the Related Documents by Seller and the consummation by Seller of the Contemplated Transactions have been duly authorized by all necessary corporate action on the part of Seller and no other corporate proceedings on the part of Seller or any of its Affiliates are necessary to authorize this Agreement, the Related Documents or to consummate the Contemplated Transactions. Each of this Agreement and the Related Documents has been duly executed and delivered by Seller and, assuming the due authorization, execution and delivery by Buyer, constitutes a legal, valid and binding obligation of Seller, enforceable against Seller in accordance with its terms, subject to bankruptcy, insolvency, moratorium, reorganization or similar Laws affecting the rights of creditors generally and the availability of equitable remedies. No stockholder or other equity holder approval is required on behalf of Seller for the execution, delivery or performance of this Agreement or any Related Document.

(b)               The execution and delivery of this Agreement and the Related Documents by Seller do not, and the consummation of the Contemplated Transactions and compliance by Seller with the provisions of this Agreement and the Related Documents will not, conflict with, or result in any violation or breach of, or default under (with or without notice or lapse of time, or both), or give rise to a right of, or result in, termination, cancellation or acceleration of any obligation or to the loss of a benefit under, or result in the creation of any Lien in or upon the Purchased Assets under, (i) Seller’s Charter, (ii) any Contract to which Seller or any of its Affiliates is a party or to which any of the Purchased Assets are subject or (iii) any (A) statute, ordinance, rule, regulation or other Law applicable to Seller, any of its Affiliates or the Business or (B) Order applicable to Seller, any of its Affiliates or the Business, except in the cases of clauses (ii) and (iii), where the conflict, violation, breach, default, termination, cancellation, acceleration or creation of a Lien, individually or in the aggregate, has not been and would not reasonably be expected to be material to Seller or the Business, or that would not reasonably be expected to prevent, materially impede or materially delay the consummation by Seller of the Contemplated Transactions.

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(c)               No consent, approval, Order or authorization of, action by or in respect of, or registration, declaration or filing with, any Governmental Authority (each, a “Governmental Consent”) is required by or with respect to Seller, any of its Affiliates or the Business in connection with the execution and delivery of this Agreement or any Related Document by Seller, the transfer of the Purchased Assets to Buyer or the consummation of the Contemplated Transactions, except for (i) such consents, approvals, Orders, authorizations, actions, registrations, declarations or filings the absence of which, individually or in the aggregate, would not reasonably be expected to be material to Seller or the Business, (ii) filing assignments with respect to registered Patents, Trademarks and Copyrights and (iii) the receipt, termination or expiration, as applicable, of approvals or waiting periods under any applicable antitrust, competition, fair trade or similar Laws.

Section 3.3.          Absence of Certain Changes or Events. Since December 31, 2018 (a) no event has occurred which would reasonably be expected to result in, individually or in the aggregate, a Material Adverse Effect, (b) there has been no material loss, destruction or damage (in each case, whether or not insured) affecting the Business and (c) Seller and its Affiliates have conducted activities with respect to the Business in the ordinary course of business consistent with past practice and have not taken any actions, which, if taken after the date of this Agreement and prior to the Closing Date would constitute a breach of Section 5.1(b).

Section 3.4.          Good Title; Sufficiency of Assets.

(a)               (i) Seller (together with its Affiliates) has good and marketable title to, or valid contract rights to, as applicable, all of the Purchased Assets free and clear of all Liens (other than Permitted Liens), and has the complete and unrestricted power and unqualified right to sell, assign, transfer and deliver to Buyer, as applicable, the Purchased Assets and (ii) there are no adverse claims of ownership to the Purchased Assets and neither Seller nor any of its Affiliates has received notice that any Person has asserted a claim of ownership or right of possession or use in or to any of the Purchased Assets, nor are there, to Seller’s Knowledge, any facts, circumstances or conditions on which any such claim could be brought in the future. At the Closing, Buyer will acquire from Seller (and its Affiliates) good and marketable title to, or valid contract rights to, as applicable, all of the Purchased Assets, free and clear of all Liens (other than Permitted Liens).

(b)               Except as set forth on Schedule 3.4(b), the Purchased Assets, together with the Intellectual Property Rights licensed pursuant to the IP License Agreement, constitute (i) all of the properties, interests, assets and rights of Seller or any of its Affiliates acquired, conceived, collected, compiled, generated, reduced to practice or otherwise made or used in connection with the Compound Program and (ii) all of the properties, interests, assets and rights of Seller or any of its Affiliates used, held for use or intended to be used in connection with the Compound Program or the Compound, in each case that are reasonably necessary for Buyer and its Affiliates to continue to conduct the Compound Program as conducted during the Reference Period.

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Section 3.5.          Intellectual Property.

(a)               Subject to Sections 3.5(b) and 3.5(f), Seller (together with its Affiliates) exclusively owns, or validly Controls, all Seller Intellectual Property (including all Intellectual Property Rights set forth on Schedule 1.1(d)), in each case free and clear of all Liens (other than Permitted Liens). Each such Intellectual Property Right will, immediately subsequent to the Closing, be transferred to, and Controlled by, Buyer on the same terms with which Seller (or its applicable Affiliate), immediately prior to the Closing, Controlled such Intellectual Property Right (subject to the effect of the IP License Agreement). Other than as set forth on Schedule 1.1(d), there are no Trademarks, Copyrights or Software that are owned or Controlled by Seller and primarily related to or reasonably necessary to conduct the Business as conducted during the Reference Period. Seller and its Affiliates have used reasonable efforts to make all filings with Governmental Authorities and obtain all grants and registrations as may be necessary or appropriate to preserve and protect the Seller Intellectual Property.

(b)               To Seller’s Knowledge, neither Seller nor any of its Affiliates has infringed, diluted, misappropriated or otherwise violated or is infringing, diluting, misappropriating or otherwise violating (including with respect to the discovery, development, clinical testing, manufacture, distribution, advertising, use, Exploitation or sale by Seller or any of its Affiliates of the Compound) the rights of any other Person with regard to Seller’s or its Affiliates’ possession, use or Control of any Seller Intellectual Property for the Business as conducted during the Reference Period. To Seller’s Knowledge, no other Person or Persons has infringed, diluted, misappropriated or otherwise violated or is or are infringing, diluting, misappropriating or otherwise violating the Seller Intellectual Property.

(c)               The Seller Intellectual Property is, to Seller’s Knowledge, enforceable and valid, and no claims against Seller or any of its Affiliates are pending or, to Seller’s Knowledge, threatened with regard to (i) the Control or use of any Seller Intellectual Property; (ii) any actual or potential infringement, dilution, misappropriation or unauthorized use of Seller Intellectual Property; (iii) any actual or potential infringement, dilution, misappropriation or unauthorized use of any Third Party’s Intellectual Property Rights with respect to any Seller Intellectual Property or the Business; or (iv) the validity or enforceability of any Seller Intellectual Property. Seller (or its applicable Affiliate) has the right to bring actions for infringement, including all rights to recover damages for past infringement (to the extent permitted by applicable Law), of all Seller Intellectual Property.

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(d)               Schedule 1.1(d) sets forth, as of the date hereof, a complete and accurate list of all patents and applications therefor (which list specifically identifies all patents and patent applications solely and exclusively owned by Seller and its Affiliates), registered trademarks and applications therefor (if any), material common law trademarks, domain name registrations (if any), copyright registrations (if any) and all invention disclosures, that, in each case, are Controlled by Seller and its Affiliates and related to the Business. The patent applications listed in Schedule 1.1(d) that are owned by Seller and its Affiliates are (and such applications that are otherwise Controlled by Seller and its Affiliates are, to Seller’s Knowledge) pending and have not been abandoned and have been and continue to be timely prosecuted except as otherwise set forth in Schedule 1.1(d). All patents, registered trademarks and applications therefor owned by Seller and its Affiliates that are related to the Business have been (and all such patents, registered trademarks and applications otherwise Controlled by Seller and its Affiliates have been to Seller’s Knowledge) duly registered or filed with or issued by each appropriate Governmental Authority in the jurisdiction indicated in Schedule 1.1(d), all related necessary affidavits of continuing use have been (or, with respect to licenses, to Seller’s Knowledge have been) timely filed, and all related necessary maintenance fees have been (or, with respect to licenses, to Seller’s Knowledge have been) timely paid to continue all such rights in effect except as otherwise set forth in Schedule 1.1(d). None of the patents listed in Schedule 1.1(d) that are owned by Seller or its Affiliates has (and no such patents that are otherwise Controlled by Seller or its Affiliates have, to Seller’s Knowledge) expired, been disclaimed (except by terminal disclaimers), in whole or in part, been declared invalid, in whole or in part, or held to be unenforceable by any Governmental Authority except as otherwise set forth in Schedule 1.1(d). None of the trademarks or trademark applications listed in Schedule 1.1(d) that are owned by Seller or its Affiliates are (and no such trademarks or trademark applications that are otherwise Controlled by Seller or its Affiliates are to Seller’s Knowledge) involved in or the subject of any ongoing oppositions, cancellations or other proceedings. None of the patents or patent applications listed in Schedule 1.1(d) that are owned by Seller or its Affiliates are (and no such patents or patent applications that are otherwise Controlled by Seller or its Affiliates are, to Seller’s Knowledge) involved in or the subject of any material ongoing interferences, oppositions, reissues, reexaminations or other proceedings (except for appeals), including ex parte (other than ex parte proceedings in connection with such patent applications) and post-grant proceedings, in the United States Patent and Trademark Office or in any foreign patent office or similar administrative agency. To Seller’s Knowledge, there are no published patents, patent applications, articles or other prior art references that are likely to invalidate any patent listed in Schedule 1.1(d). Each of the patents and patent applications listed in Schedule 1.1(d) that are owned by Seller and its Affiliates properly identifies (and, to Seller’s Knowledge, such patents and applications otherwise Controlled by Seller and its Affiliates properly identify) each and every inventor of the claims thereof as determined in accordance with the Laws of the jurisdiction in which such patent is issued or such patent application is pending. Each inventor named on the patents and patent applications listed in Schedule 1.1(d) that are owned by Seller and its Affiliates has executed (and, to Seller’s Knowledge, such inventors named on such patents and applications that are otherwise Controlled by Seller and its Affiliates and material to the Business have executed) an agreement assigning his, her or its entire right, title and interest in and to such patent or patent application, and the inventions embodied and claimed therein, to Seller or an Affiliate of Seller, or in the case of licensed Patents, to the appropriate owners. No such inventor has any contractual or other obligation that would preclude any such assignment or otherwise conflict with the obligations of such inventor to Seller or an Affiliate of Seller under such agreement with Seller or such Affiliate.

(e)               No current or former director, officer, employee, contractor or consultant of Seller or any of its Affiliates owns any rights in or to any Seller Intellectual Property. All current and former directors, officers, employees, contractors and consultants of Seller and any of its Affiliates who contributed to the Business or to the discovery, creation or development of any Seller Intellectual Property did so (i) within the scope of his or her employment such that it constituted a work made for hire and all Seller Intellectual Property arising therefrom became the exclusive property of Seller (or an Affiliate thereof) or (ii) pursuant to a written agreement, assigned all of his or her rights in Seller Intellectual Property to Seller (or an Affiliate thereof). No current or former directors, officers, employees, contractors or consultants of Seller or any of its Affiliates has made or threatened to make any claim or challenge against Seller or any of its Affiliates in connection with their contribution to the Business or to the discovery, creation or development of any Seller Intellectual Property.

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(f)                Schedule 3.5(f) sets forth a complete and accurate list as of the date hereof of all options, rights, licenses or interests of any kind relating to any Seller Intellectual Property, other than options, rights, licenses or interests pursuant to the terms of the Assumed Contracts, that were (i) granted to Seller or any of its Affiliates by any other Person (other than software licenses for commercially available off the shelf software and except pursuant to employee proprietary inventions agreements (or similar employee agreements)), or (ii) granted by Seller or any of its Affiliates to any other Person (including any obligations of such other Person to make any fixed or contingent payments, including royalty payments). All obligations for payment of monies currently due and payable by Seller or any of its Affiliates and other material obligations in connection with such options, rights, licenses or interests have been satisfied in a timely manner.

(g)               Each of Seller and its Affiliates has used reasonable efforts and taken commercially reasonable steps designed to maintain, preserve and protect its Trade Secrets and other confidential information acquired, conceived, developed, collected, compiled, generated, reduced to practice or otherwise made or used in connection with or related to the Business, including through (1) the development of a policy for the protection of Intellectual Property Rights, (2) requiring all employees of Seller and its Affiliates to execute confidentiality agreements with respect to Intellectual Property Rights developed for or obtained from Seller and its Affiliates and (3) entering into licenses and Contracts that generally require licensees, contractors and other Third Parties with access to the Trade Secrets or other confidential information to keep such Trade Secrets or other confidential information confidential.

(h)               The execution and delivery of this Agreement and the Related Documents by Seller do not, and the consummation of the Contemplated Transactions and compliance by Seller with the provisions of this Agreement and any Related Document will not, conflict with, or result in any violation or breach of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of, or result in, termination, cancellation or acceleration of any right or obligation or to the loss of a benefit under, or result in the creation of any Lien in or upon or the transfer of, any Seller Intellectual Property that is material to the Business.

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(i)                 Schedule 3.5(i) accurately describes each development program conducted by Seller as of the date hereof with respect to any monoclonal antibody other than bermekimab that targets human Interleukin 1 alpha (any such monoclonal antibody, an “Existing Antibody”), none of which development programs were initiated prior to [*****]. Each Existing Antibody described on Schedule 3.5(i) (i) was identified and developed as a result of a de novo discovery and development effort undertaken by Seller or any of its Affiliates without the use of or reference to [*****] including by means of [*****] (ii) qualifies as a new molecular entity under FDA regulations and guidelines and (iii) [*****].

(j)                 Other than the Compound Program or any development program described on Schedule 3.5(i), neither Seller nor any of its Affiliates or, to Seller’s Knowledge, any of its or their Third Party collaborators, has any development program that produced any molecules that bind human Interleukin 1 alpha and have demonstrable biological activity.

(k)               Neither Seller nor any of its Affiliates owns, Controls or has an interest in any monoclonal antibody that targets human Interleukin 1 alpha other than the Compound or an Existing Antibody, with the exception of any non-human anti-human anti-IL-1a antibody used for research purposes in which any such antibody was not administered to humans.

(l)                 Seller has disclosed to Buyer all Data and information relating to the Compound and any other monoclonal antibody that targets human Interleukin 1 alpha in its ownership or Control.

Section 3.6.          Assumed Contracts.

(a)               There are no Contracts, other than the Assumed Contracts (including any Contracts that become Assumed Contracts pursuant to Section 5.7(d) following the date hereof) and the Excluded Contracts, (i) to which Seller or any of its Affiliates is a party or by which Seller or any of its Affiliates is bound, in either case, that are primarily related or material to the Business or (ii) to which any of the Purchased Assets are subject.

[*****] Text omitted for confidential treatment. The redacted information has been excluded because it is both (i) not material and (ii) would be competitively harmful if publicly disclosed.

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(b)               Seller has made available to Buyer true, accurate and complete copies of the Assumed Contracts (and any Contracts listed on Schedule 3.6(a)), including all amendments, modifications and waivers relating thereto. The Assumed Contracts are legal, valid and binding agreements of Seller or an Affiliate of Seller and are in full force and effect and are enforceable against Seller or its applicable Affiliate and, to Seller’s Knowledge, each other party thereto, in accordance with their terms, subject to bankruptcy, insolvency, moratorium, reorganization or similar Laws affecting the rights of creditors generally and the availability of equitable remedies. Seller or its applicable Affiliate has performed all obligations required to be performed by it to date under the Assumed Contracts, and neither Seller nor its applicable Affiliate is or will be (with or without notice or lapse of time, or both) in breach or default in any respect thereunder and, to Seller’s Knowledge, no other party to any Assumed Contract is or will be (with or without notice or lapse of time, or both) in breach or default in any respect thereunder. Neither Seller nor any of its Affiliates has received any notice of intention to terminate any Assumed Contract or of any claim of breach with respect to the performance of Seller’s (or its applicable Affiliate’s) obligations under any Assumed Contract.

Section 3.7.          Compliance with Law; Permits.

(a)               The business and operations of Seller and its Affiliates as such business and operations relate to the Business are and, since January 1, 2015, have been conducted in compliance in all material respects with all applicable Laws.

(b)               Seller and its Affiliates have and, since January 1, 2015, have had and maintained all material Permits necessary for such business and operations, except where the failure to have such Permits individually or in the aggregate has not been and would not reasonably be expected to be material to Seller or the Business. Schedule 3.7(b) sets forth a true, accurate and complete list of each such Permit, and each such Permit is valid and in full force and effect. There has occurred no material default by Seller or its Affiliates under, or material violation by Seller or its Affiliates of, any such Permit.

(c)               Neither Seller nor any of its Affiliates has received any notice from any Governmental Authority or other Person to the effect that Seller or its applicable Affiliate is not, or may not be, in compliance with any Law or any Permit in any material respect with respect to the Business. No Action is pending or, to Seller’s Knowledge, threatened to cancel, suspend, revoke or limit any of the Permits and, to Seller’s Knowledge, there is no basis for any such Action.

Section 3.8.          Litigation. There is no Action pending or, to Seller’s Knowledge, threatened before or by any Governmental Authority that, if successful, could reasonably be expected to be materially adverse to the Business or could reasonably be expected to result in restraining, enjoining or otherwise preventing the consummation by Seller of the Contemplated Transactions, nor are there currently in existence, to Seller’s Knowledge, any facts, circumstances or conditions reasonably likely to give rise to any such Action in the future. There is no outstanding Order of any Governmental Authority against Seller or any of its Affiliates arising out of or relating to the Business that could reasonably be expected to be materially adverse to the Business or that could reasonably be expected to result in restraining, enjoining or otherwise preventing the consummation by Seller of the Contemplated Transactions.

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Section 3.9.          Taxes.

(a)               All Tax Returns required to be filed for any Pre-Closing Tax Period with respect to the Purchased Assets have been filed when due in accordance with all applicable Laws. Each such Tax Return is complete and accurate in all respects.

(b)               All Taxes required to be paid with respect to the Purchased Assets have been duly and timely paid in accordance with all applicable Laws.

(c)               There are no Liens for Taxes on the Purchased Assets, except for statutory Liens for Taxes that are not yet due and payable.

(d)               No Taxing Authority has asserted an adjustment in writing that could result in the creation of a Lien on any of the Purchased Assets.

(e)               No Tax Return of any of Seller or any of its Affiliates to the extent related to the Purchased Assets is under audit or examination by any Taxing Authority, and no such audit or examination has been threatened in writing.

(f)                Seller and the Affiliates of Seller that own the Purchased Assets have complied in all respects with all applicable Laws relating to the collection, payment and withholding of Taxes and has, within the time and manner prescribed by Law, collected, withheld from and paid over to the appropriate Taxing Authority all amounts required to be so collected, withheld and paid over under applicable Law.

(g)               Except as set forth on Schedule 3.9(g), neither Seller nor any of its Affiliates that own the Purchased Assets is a non-resident of Canada for purposes of the Income Tax Act (Canada). None of the Purchased Assets being sold by any entity identified on Schedule 3.9(g) as being a non-resident of Canada constitutes “taxable Canadian property” for purposes of the Income Tax Act (Canada).

Section 3.10.      Employees and Employee Benefit Plans; Labor Relations.

(a)               Schedule 3.10(a) sets forth a true, accurate and complete list as of the date hereof of each Business Employee Benefit Plan. Seller has made available to Buyer, with respect to each Business Employee Benefit Plan as of the date hereof, (i) a true, accurate and complete copy of all plan documents, if any, including related trust agreements, funding arrangements, and insurance contracts and all amendments thereto and (ii) to the extent applicable, all current summary plan descriptions and summaries of material modifications.

(b)               Each Business Employee Benefit Plan has been established, administered and maintained in accordance with its terms, and in compliance with ERISA, the Code and all other applicable Laws, except as would not reasonably be expected to be materially adverse to the Business or any Business Employee. All contributions in respect of the Business Employees required to have been made under any of the Business Employee Benefit Plans to any funds or trusts established thereunder or in connection therewith have been made or have been accrued.

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(c)               With respect to the Business Employees, and other than as provided in the offers of employment described in Section 5.10, neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated by this Agreement will, either alone or upon the occurrence of any additional or subsequent event, (i) cause any payments to become due or payable, (ii) cause any acceleration, vesting or increase of compensation or benefits, or result in any payment or funding (through a grantor trust or otherwise) of material compensation or benefits or (iii) result in any payment that would be considered an “excess parachute payment” within the meaning of Section 280G of the Code. No Business Employee is entitled to any Tax gross-up, make whole or similar payment with respect to any Taxes or penalties imposed under Sections 409A or 4999 of the Code or otherwise.

(d)               There are no pending or, to Seller’s Knowledge, threatened, actions, claims or lawsuits against or relating to any Business Employee Benefit Plan or any trusts related thereto with respect to the operation of such plan (other than routine benefits claims) that, if successful, could reasonably be expected to be materially adverse to the Business or any Business Employee.

(e)               Except as would not reasonably be expected to be materially adverse to the Business or any Business Employee, none of Seller, any of its ERISA Affiliates nor any of their respective predecessors has, in the six years preceding the date of this Agreement, sponsored, maintained or contributed to: (i) any plan that is or was subject to Title IV of ERISA; (ii) any “multiple employer welfare arrangement” as defined in Section 3(40)(A) of ERISA or a “voluntary employees’ beneficiary association” as defined in Section 501(c)(9) of the Code; or (iii) any “multiemployer plan” as defined in Section 4001(a)(3) of ERISA, “multiple employer plan” as defined in 29 C.F.R. § 4001.2 or plan subject to Section 413(c) of the Code.

(f)                Seller and its Affiliates do not have any current or projected liability in respect of, and do not sponsor or otherwise provide any, post-employment or post-retirement health or medical or life insurance benefits for any Business Employee, except as may be required by Section 4980B of the Code and Section 601 of ERISA or any other applicable Law or at the sole expense of the Business Employee or the Business Employee’s beneficiary.

(g)               Except as would not reasonably be expected to be materially adverse to the Business or any Business Employee, each Business Employee Benefit Plan that is or forms part of a “nonqualified deferred compensation plan” within the meaning of Section 409A of the Code is in documentary compliance with the requirements of Section 409A of the Code, and Seller and its Affiliates have complied in practice and operation with all applicable requirements of Section 409A of the Code.

(h)               For each Business Employee, Schedule 3.10(h) sets forth such Business Employee’s name, job title, date of hire, Fair Labor Standards Act designation (where relevant), work location (identified by street address), current compensation rate, total incentive compensation paid for the prior year (including sales incentives and commissions), incentive compensation opportunity for the current year (including sales incentives and commissions), all other wage arrangements, fringe benefits (other than employee benefits generally applicable to all of the Seller’s employees that are set forth on Schedule 3.10(a)), and visa and green card application status or other relevant immigration application status.

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(i)                 As of the date hereof, with respect to any Business Employee: (i) neither Seller nor any of its Affiliates is a party to or subject to, or is currently negotiating in connection with entering into, any collective bargaining or other Contract with any labor organization or representative and, to Seller’s Knowledge, there has not been any other organizational campaign, petition or other unionization activity seeking recognition of a collective bargaining unit or other labor organization or representative; (ii) there is no labor strike, slowdown, stoppage, picketing, interruption of work or lockout pending or, to Seller’s Knowledge, threatened against Seller or any of its Affiliates; and (iii) there are no labor- or employment-related Actions, grievances, complaints or other charges pending or, to Seller’s Knowledge, threatened against Seller or any of its Affiliates by or before any Governmental Authority that could reasonably be expected to be materially adverse to the Business or any Business Employee.

(j)                 With respect to the Business Employees, Seller and its Affiliates are and at all times have been in material compliance with, all applicable Laws governing the employment of labor and the engagement of other service providers, reporting to the IRS and all other Governmental Authorities, and the paying and withholding of Taxes, including but not limited to, all contractual commitments and all such Laws relating to wages, hours, the classification of service providers, immigration and employment verification (including completion of Forms I-9), affirmative action, collective bargaining, discrimination, civil rights, safety and health, workers’ compensation, reporting of compensation and benefits and the collection and payment of income, employment and other Taxes.

(k)               Since January 1, 2013, to Seller’s Knowledge, no allegations or reports of sexual harassment or discrimination with respect to a protected classification, including race and gender, have been made to Seller or any of its Affiliates against a Business Employee.

Section 3.11.      Regulatory Matters.

(a)               Schedule 3.11(a) sets forth as of the date hereof a true and complete list of all Seller Regulatory Authorizations. The Seller Regulatory Authorizations include all material Regulatory Authorizations that are required for or primarily relate to the conduct of the Business as presently conducted by Seller and its Affiliates. Seller or one of its Affiliates is the sole and exclusive owner of all of the Seller Regulatory Authorizations and none of the Seller Regulatory Authorizations have been sold, conveyed, delivered, transferred or assigned to another party. Each such Seller Regulatory Authorization (A) has, to Seller’s Knowledge, been validly issued or acknowledged by the appropriate Governmental Authority and is in full force and effect and (B) is transferable to Buyer. To Seller’s Knowledge, there are no facts, circumstances or conditions that would reasonably be expected to prevent Seller from performing its obligations with respect to the transfer of any Seller Regulatory Authorization to Buyer on or after the Closing Date, as provided in Section 5.11.

(b)               Schedule 3.11(b) sets forth a true and complete list of all pre-clinical and clinical studies, trials and investigations conducted or sponsored by Seller or any of its Affiliates or, to Seller’s Knowledge, by any other Person on or prior to the date hereof in relation to the Business. Except as set forth on Schedule 3.11(b), all pre-clinical and clinical studies, trials and investigations conducted or sponsored by Seller or any of its Affiliates or, to Seller’s Knowledge, by any other Person in relation to the Business are being, and at all times have been, conducted in compliance in all material respects with all then applicable clinical protocols, informed consents and then applicable Laws administered or issued by applicable Governmental Authorities, including (to the extent applicable) (i) the U.S. Food and Drug Administration (“FDA”) or other health authority standards for conducting non-clinical laboratory studies, including those contained in Title 21, part 58 of the Code of Federal Regulations and associated regulatory guidance, (ii) investigational new drug requirements and associated regulatory guidance, (iii) FDA or other health authority standards for the design, conduct, performance, monitoring, auditing, recording, analysis and reporting of clinical trials, including those contained in Title 21, parts 50, 54, 56, 312, 314, 320 and 601 of the Code of Federal Regulations and associated regulatory guidance, and (iv) the International Conference on Harmonisation Guideline on Good Clinical Practice (ICH Topic E6) and associated regulatory guidance. Except as set forth on Schedule 3.11(b), there have been no drug-related, adverse event or events in patients in a clinical trial conducted or sponsored in relation to the Business, the effect of which could reasonably be expected to prevent or materially delay Buyer from obtaining approval from a Governmental Authority to market a Product in the United States. All clinical trial adverse events in patients in a clinical trial conducted or sponsored in relation to the Business, to Seller’s Knowledge, have been disclosed to Buyer and all associated correspondence, including actual or potential claims for recompense, have been made available to Buyer.

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(c)               Schedule 3.11(c) sets forth a true, accurate and complete copy of Seller’s budget for the Specified Clinical Trials (as defined in the Transition Services Agreement), which such budget has been prepared by Seller in good faith, based on reasonable estimates and assumptions made by the management of Seller.

(d)               No Governmental Authority has commenced, or, to Seller’s Knowledge, threatened to initiate, any Action to place a clinical hold order on, or otherwise terminate, delay or suspend any proposed or ongoing pre-clinical or clinical studies, trials, investigational new drug application or investigations conducted or proposed to be conducted in connection with the Business.

(e)               Seller and its Affiliates have not received any oral or written communication (including any warning letter, untitled letter, Form 483 or similar notice) from any Governmental Authority, and to Seller’s Knowledge there are no material Actions related to the Business pending or threatened (including any prosecution, injunction, seizure, civil fine, suspension or recall), in each case (i) relating to, arising under or alleging that Seller, any of its Affiliates or any of its or their officers, employees or agents is not currently in compliance with, any Law administered or issued by any Governmental Authority or (ii) regarding any debarment action or investigation in respect of Seller, any of its Affiliates or any of its or their officers, employees or agents undertaken pursuant to 21 U.S.C. Sections 335(a), (b) and (c), or any similar regulation of a Governmental Authority. There are no pending voluntary or involuntary destruction orders, seizures or other regulatory enforcement actions related to the Business and, to Seller’s Knowledge, no Data relating to the Compound that has been made public is the subject of any regulatory or other Action, either pending or threatened, by any Governmental Authority relating to the truthfulness or scientific adequacy of such Data.

(f)                Since January 1, 2017, none of Seller, its Affiliates nor, to Seller’s Knowledge, any officer, employee, agent or distributor of Seller or its Affiliates, has made an untrue statement of a material fact or fraudulent statement to the FDA or any other Governmental Authority, failed to disclose a material fact required to be disclosed to the FDA or any other Governmental Authority, or committed an act, made a statement, or failed to make a statement that, at the time such disclosure was made, would reasonably be expected to provide a basis for the FDA to invoke its policy respecting “Fraud, Untrue Statements of Material Facts, Bribery, and Illegal Gratuities”, set forth in 56 Fed. Reg. 46191 (September 10, 1991) or for any other Governmental Authority to invoke any similar policy. None of Seller, its Affiliates nor, to Seller’s Knowledge, any officer, employee or agent of Seller or its Affiliates has been convicted of any crime or engaged in any conduct for which debarment is mandated by or authorized by 21 U.S.C. Sections 335(a), (b) and (c) or any similar Laws. None of Seller, its Affiliates nor, to Seller’s Knowledge, any officer, employee or agent of Seller or its Affiliates has been convicted of any crime or engaged in any conduct for which such Person could be excluded from participating in the Federal health care programs under Section 1128 of the Social Security Act of 1935, as amended (the “Social Security Act”), or any similar Laws.

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(g)               Seller and its Affiliates are, and, since January 1, 2017, have been, in compliance with: (i) laws, regulations and guidance pertaining to state and federal Anti-Kickback Statutes (42 U.S.C. §§ 1320a-7b(b), et seq. and their implementing regulations) and the related Safe Harbor Statutes; (ii) laws, regulations and guidance pertaining to submission of false claims to governmental or private health care payors (31 U.S.C. §§ 3729, et seq. and its implementing regulations); and (iii) state laws and federal laws and regulations relating to providing and reporting of payments to health care professionals or health care entities.

(h)               None of Seller or any of its Affiliates is a “covered entity” or a “business associate” pursuant to the Health Insurance Portability and Accountability Act of 1996 (as those terms are defined in 45 C.F.R. §160.103). With regard to their activities related to the Purchased Assets, Seller and its Affiliates have complied in all material respects with all other applicable Laws relating to the privacy and security of individually identifiable information, including the Federal Trade Commission Act, the Children’s Online Privacy Protection Act (COPPA), and similar Laws in any foreign jurisdiction in which Seller or any of its Affiliates does business.

Section 3.12.      Inventory. Schedule 3.12 sets forth the Inventory as of the date hereof. As of the date hereof, the ingredients, intermediates, raw materials, components, consumables, finished product forms, work-in-progress materials and packaging materials contained in the Inventory (a) are free from any material defect or deficiency, (b) are in good and usable condition in the ordinary course of business and (c) meet or exceed all of the applicable requirements and specifications, including good manufacturing practices.

Section 3.13.      Relationships with Suppliers. From January 1, 2017 to the date hereof, no supplier of the Compound that is material to the Exploitation of the Compound has canceled or otherwise terminated, or provided notice to Seller of its intent, or, to Seller’s Knowledge, threatened, to terminate its relationship with Seller with respect to the Compound, or, from January 1, 2017 to the date hereof, decreased or limited in any material respect, or provided notice to Seller of its intent, or, to Seller’s Knowledge, threatened, to decrease or limit in any material respect, its sales of the Compound to Seller. As of the date hereof, to Seller’s Knowledge, no supplier of the Compound that is material to the Exploitation of the Compound is subject to an ongoing audit by a Governmental Authority of such supplier’s facilities or manufacturing processes.

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Section 3.14.      Brokers and Other Advisors. No broker, investment banker, financial advisor or other Person is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with the Contemplated Transactions based upon arrangements made by or on behalf of Seller or any of its Affiliates.

Section 3.15.      Insurance. Seller and its Affiliates maintain such policies of insurance relating to the Business as are sufficient for compliance by Seller and its Affiliates with (i) all requirements of applicable Laws and (ii) all Assumed Contracts. Seller and each of its Affiliates has complied in all material respects with the provisions of each such policy under which it is an insured party. Neither Seller nor any of its Affiliates has been refused any insurance with respect to the Business, nor has its coverage been limited by any insurance carrier to which it has applied for insurance or with which it has carried insurance. To Seller’s Knowledge, there are no existing claims under any insurance policy relating to the Business. No notice of cancellation or termination has been received with respect to any insurance policy relating to the Business.

Section 3.16.      Adequate Consideration; Continued Solvency. The consideration to be received by Seller under this Agreement constitutes fair consideration and reasonable value for the Purchased Assets. Seller is (a) able to pay its debts as they become due, and (b) solvent and will be solvent immediately following the Closing. Seller is not engaged in business or a transaction, and it is not about to engage in business or a transaction, for which its remaining assets and capital are or will be insufficient. Seller does not intend to incur, or believe that it will incur, Liabilities that would be beyond its ability to pay as such Liabilities matured. Seller has not entered into this Agreement for the purpose of hindering, delaying or defrauding its creditors.

Section 3.17.      Related Party Transactions. Schedule 3.17 describes any transaction between Seller or its Subsidiaries, on the one hand, and any current partner, director, officer, employee, manager, member or significant stockholder of Seller, on the other hand, in each case, related to the Business. No current partner, director, officer, employee, manager, member or significant stockholder of Seller owns or has any interest in the Purchased Assets, other than any indirect interest arising in connection with the ownership of Seller’s securities.

Section 3.18.      Anticorruption Matters.

(a)               None of Seller, any of its Affiliates or, to Seller’s Knowledge, any of their respective Representatives, distributors, sales intermediaries or other Third Parties acting on behalf of Seller or any of its Affiliates, in any way relating to the Business: (i) has taken any action in violation of any applicable anticorruption Law, including the U.S. Foreign Corrupt Practices Act (“FCPA”) (15 U.S.C. § 78 dd-1 et seq.); or (ii) has corruptly, offered, paid, given, promised to pay or give, or authorized the payment or gift of anything of value, directly or indirectly, to any “Public Official”, as defined in this Section 3.18, for purposes of (A) influencing any act or decision of any Public Official in his official capacity; (B) inducing such Public Official to do or omit to do any act in violation of his lawful duty; (C) securing any improper advantage; or (D) inducing such Public Official to use his or her influence with a government, Governmental Authority, or commercial enterprise owned or controlled by any Governmental Authority (including state-owned or controlled veterinary or medical facilities), in order to assist the Seller or any of its Affiliates or any Person related in any way to the Business, in obtaining or retaining business.

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(b)               None of the Seller’s or any of its Affiliates’ officers, directors, employees or agents acting on behalf of Seller are themselves Public Officials.

(c)               For purposes of this Section 3.18, “Public Official” means: (i) any officer, employee or representative of any regional, Federal, state, provincial, county or municipal government or government department, agency, or other division; (ii) any officer, employee or representative of any commercial enterprise that is owned or controlled by a government, including any state-owned or controlled veterinary or medical facility; (iii) any officer, employee or representative of any public international organization, such as the African Union, the International Monetary Fund, the United Nations or the World Bank; (iv) any person acting in an official capacity for any government or Governmental Authority, enterprise, or organization identified above; and (v) any political party, party official or candidate for political office.

(d)               To Seller’s Knowledge, no investigation or review by any Governmental Authority with respect to the violation of any applicable anticorruption Law, including the FCPA, relating to the Business, is pending, or threatened. Neither Seller nor any of its Affiliates has received any notice from any Governmental Authority or other Person to the effect that Seller or its applicable Affiliate is not, or may not be, in compliance with any applicable anticorruption Law, including the FCPA, relating to the Business.

(e)               Seller and its Affiliates have established and maintained an anticorruption compliance policy with respect to the Business appropriate to ensure compliance with applicable anticorruption Laws, including the FCPA.

Section 3.19.      Export Controls and Sanctions Matters.

(a)               None of Seller, any of its Affiliates or, to Seller’s Knowledge, any of their respective Representatives, distributors, sales intermediaries or other Third Parties acting on behalf of Seller or any of its Affiliates, in any way relating to the Business, has taken any action in violation of any applicable export control Law, trade or economic sanctions Law, or antiboycott Law, in the United States or any other jurisdiction, including:  the Arms Export Control Act (22 U.S.C.A. § 2278), the Export Administration Act (50 U.S.C. App. §§ 2401-2420), the International Traffic in Arms Regulations (22 C.F.R. 120-130), the Export Administration Regulations (15 C.F.R. 730 et seq.), the Office of Foreign Assets Control Regulations (31 C.F.R. Chapter V), the Customs Laws of the United States (19 U.S.C. § 1 et seq.), the International Emergency Economic Powers Act (50 U.S.C. § 1701-1706), the U.S. Commerce Department antiboycott regulations (15 C.F.R. 560), the U.S. Treasury Department antiboycott requirements (26 U.S.C. § 999), any other export control regulations issued by the agencies listed in Part 730 of the Export Administration Regulations, or any applicable non-U.S. Laws of a similar nature.

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(b)               None of Seller nor any Affiliate, director, officer, employee, distributor, agent, representative, sales intermediary or other third party acting on behalf of the Seller or any of its Affiliates, in any way relating to the Business, is listed on the U.S. Office of Foreign Assets Control “Specially Designated Nationals and Blocked Persons” or any other similar sanctions list.

(c)               All export licenses, license exceptions and other consents, notices, waivers, approvals, orders, authorizations, registrations, declarations, classifications and filings required for the export, import and re-export of products, services, software and technology related to the Business (“Export Approvals”) have been obtained; and no Export Approvals are required by the Laws identified in Section 3.19(a) for continued export, reexport or import of the Purchased Assets.

(d)               To Seller’s Knowledge, no investigation or review by any Governmental Authority with respect to violation of the Laws identified in Section 3.19(a) or any other similar Law relating to the Business, is pending, or threatened~~.~~ Neither Seller nor any of its Affiliates has received any notice from any Governmental Authority or other Person to the effect that Seller or its applicable Affiliate is not, or may not be, in compliance with any of the Laws identified in Section 3.19(a) or any other similar Law relating to the Business.

(e)               Seller and its Affiliates have established and maintained a compliance policy with respect to the Business appropriate to ensure compliance with the Laws identified in Section 3.19(a).

Section 3.20.      No Other Representations and Warranties. (A) EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES SET FORTH IN THIS AGREEMENT, NONE OF SELLER OR ANY OTHER PERSON HAS MADE OR MAKES ANY REPRESENTATION OR WARRANTY, WRITTEN OR ORAL, STATUTORY, EXPRESS OR IMPLIED, AT COMMON LAW OR OTHERWISE, WITH RESPECT TO SELLER OR THE PURCHASED ASSETS; AND (B) NONE OF SELLER OR ANY OTHER PERSON HAS MADE OR MAKES ANY REPRESENTATION OR WARRANTY, WRITTEN OR ORAL, STATUTORY, EXPRESS OR IMPLIED, AT COMMON LAW OR OTHERWISE, AS TO THE ACCURACY, COMPLETENESS OR MATERIALITY OF ANY INFORMATION, DATA OR OTHER MATERIALS (WRITTEN OR ORAL) HERETOFORE FURNISHED TO BUYER AND ITS REPRESENTATIVES BY OR ON BEHALF OF SELLER and any information, documents or material made available to Buyer in the Data Room, management presentations or in any other form in expectation of the contemplated transactions, OTHER THAN (X) IN THE CASE OF CLAUSES (A) AND (B), IN THE CASE OF FRAUD, AND (Y) IN THE CASE OF CLAUSE (B), TO THE EXTENT ANY SUCH INFORMATION, DATa OR MATERIAL IS ITSELF the SUBJECT OF A REPRESENTATION OR WARRANTY CONTAINED IN THIS AGREEMENT. Seller acknowledges and agrees that none of buyer or any other person has made or makes any representation or warranty, written or oral, statutory, express or implied, at common law or otherwise, with respect to Buyer except as set forth in this Agreement.

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ARTICLE IV

Representations and Warranties of Buyer

Buyer represents and warrants to Seller as set forth in this Article IV.

Section 4.1.          Organization, Standing and Power. Buyer is a corporation duly organized, validly existing and in good standing under the laws of the Pennsylvania and has all requisite corporate power and authority to carry on its business as presently conducted, except where the failure to be in good standing or have such power or authority, individually or in the aggregate, has not been and would not reasonably be expected to be material to Buyer, taken as a whole. Buyer is duly qualified or licensed to do business and is in good standing (in jurisdictions that recognize the concept of good standing) in each jurisdiction in which the nature of its business or the ownership, leasing or operation of its properties makes such qualification or licensing necessary, other than in such jurisdictions where the failure to be so qualified or licensed or to be in good standing, individually or in the aggregate, has not been and would not reasonably be expected to be material to Buyer.

Section 4.2.          Authority; Noncontravention. (a) Buyer has all requisite corporate power and authority to execute and deliver this Agreement and the Related Documents and to consummate the Contemplated Transactions. The execution and delivery of this Agreement and the Related Documents by Buyer and the consummation by Buyer of the Contemplated Transactions have been duly authorized by all necessary corporate action on the part of Buyer and no other corporate proceedings on the part of Buyer are necessary to authorize this Agreement, the Related Documents or to consummate the Contemplated Transactions. Each of this Agreement and the Related Documents has been duly executed and delivered by Buyer (or an Affiliate thereof) and, assuming the due authorization, execution and delivery by Seller, constitutes a legal, valid and binding obligation of Buyer (or an Affiliate thereof), enforceable against Buyer (or an Affiliate thereof) in accordance with its terms, subject to bankruptcy, insolvency, moratorium, reorganization or similar Laws affecting the rights of creditors generally and the availability of equitable remedies.

(b)               The execution and delivery of this Agreement and the Related Documents by Buyer do not, and the consummation of the Contemplated Transactions and compliance by Buyer with the provisions of this Agreement and the Related Documents will not, conflict with, or result in any violation or breach of, or default under (with or without notice or lapse of time, or both), or give rise to a right of, or result in, termination, cancellation or acceleration of any obligation or to the loss of a benefit under, or result in the creation of any Lien in or upon any of the properties or other assets of Buyer under (i) the certificate of incorporation or bylaws of Buyer, (ii) any Contract to which Buyer is a party or any of its respective properties or other assets is subject, or (iii) any (A) statute, ordinance, rule, regulation or other Law applicable to Buyer or its properties or other assets or (B) Order applicable to Buyer or its properties or other assets, except in the cases of clauses (ii) and (iii), where the conflict, violation, breach, default, termination, cancellation, acceleration or creation of a Lien, individually or in the aggregate, would not reasonably be expected to prevent, materially impede or materially delay the consummation by Buyer of the Contemplated Transactions (including the payments required to be made pursuant to Article II).

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(c)               No Governmental Consent is required by or with respect to Buyer in connection with the execution and delivery of this Agreement or any Related Document by Buyer or the consummation by Buyer of the Contemplated Transactions, except for the receipt, termination or expiration, as applicable, of approvals or waiting periods required under any applicable antitrust, competition, fair trade or similar Laws.

Section 4.3.          Capital Resources. Buyer has immediately available funds sufficient to consummate the Contemplated Transactions (including the payments required to be made pursuant to Article II) on the terms contemplated by this Agreement including the payment of all fees and expenses payable by Buyer in connection with the Contemplated Transactions.

Section 4.4.          Litigation. There is no Action pending or, to the actual knowledge of Buyer’s officers, threatened before or by any Governmental Authority that, if successful, could reasonably be expected to result in restraining, enjoining or otherwise preventing the consummation by Buyer of the Contemplated Transactions. There is no outstanding Order of any Governmental Authority against Buyer that could reasonably be expected to result in restraining, enjoining or otherwise preventing the consummation by Buyer of the Contemplated Transactions.

Section 4.5.          Brokers and Other Advisors. No broker, investment banker, financial advisor or other Person is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with the Contemplated Transactions based upon arrangements made by or on behalf of Buyer or any of its Affiliates.

Section 4.6.          Independent Investigation. Buyer has conducted its own independent investigation, review and analysis of the Purchased Assets and the Compound Program and acknowledges that it has been provided access to the personnel, properties, assets, premises, books and records, and other documents and data of Seller and its Affiliates for such purpose.

ARTICLE V

Additional Agreements

Section 5.1.          Conduct of Business. (a) Except as set forth on Schedule 5.1, from the date of this Agreement until the Closing Date, Seller shall, and shall cause its Affiliates to, (A) maintain and preserve in all respects the Purchased Assets, (B) conduct activities with respect to the Business in the ordinary course of business consistent with past practice and (C) comply in all material respects with all Laws and Permits applicable to the Business.

(b)               Except as set forth on Schedule 5.1 or as otherwise required by Law, without limiting the generality of the foregoing, from the date of this Agreement until the Closing Date, Seller shall not, and shall cause its Affiliates not to (without the prior written consent of Buyer, which shall not be unreasonably withheld, delayed or conditioned (it being understood that withholding, delaying or conditioning consent for any of the actions specified in clauses (iii) or (xi) below shall not, under any circumstances, be considered to be unreasonable)):

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(i)                      (A) incur, create, assume or permit the incurrence, creation or assumption of any Lien (other than Permitted Liens) with respect to the Purchased Assets, (B) dispose of any of the Purchased Assets, other than Biological Materials in the ordinary course of business, (C) dispose of any of the Inventory, other than in the ordinary course of business or (D) waive, release, sell, assign, encumber, impair, fail to diligently maintain, license or transfer any material right, title or interest in or to any Purchased Asset;

(ii)                      (A) sell, assign, license, grant any non-assertion covenant with respect to, encumber, impair, abandon, fail to diligently maintain, transfer or otherwise dispose of, any Seller Intellectual Property, (B) amend, waive, cancel, permit to lapse, or modify any of Seller’s rights in or to the Seller Intellectual Property, or (C) disclose or agree to disclose to any Person, other than Representatives of Buyer, any Trade Secrets or other confidential information used or held for use in connection with the Business;

(iii)                      except as required by Law as a result of activities conducted by Seller prior to the date of this Agreement, (A) make any submissions (other than filings with respect to Seller’s Patents in the ordinary course of business consistent with past practice) to any Governmental Authority relating to the Business, including with respect to the conduct or design of clinical trials sponsored or proposed by Seller or any of its Affiliates involving the Compound or any Product, (B) make any submissions to, or correspond with, any domestic or foreign institutional review board, privacy board or ethics committee regarding a clinical trial sponsored or proposed by Seller or any of its Affiliates or involving the Compound or any Product, (C) publish any Data or the results of any ongoing studies regarding the Compound or any Product, including the results of investigator-initiated studies or (D) otherwise initiate, support, facilitate or encourage any further clinical study involving the Compound or any Product;

(iv)                      compromise or settle any Action if the terms of such compromise or settlement would be binding on Buyer or any of its Affiliates, or any Purchased Assets, after the Closing;

(v)                      except as may be required under any Business Employee Benefit Plan as in effect on the date hereof or by applicable Law, (A) grant to any Business Employee any increase in compensation or benefits or any new or additional compensation (including equity-based awards), (B) enter into, adopt, amend or terminate any Business Employee Benefit Plan with respect to the Business Employees, including any employment or severance agreement, (C) take any action to accelerate vesting or payment of, or otherwise fund or secure payment of, any compensation payable to a Business Employee, (D) make any loans or cash advance to any Business Employees or (E) enter into any collective bargaining or other Contract with any labor organization or representative that covers the Business Employees;

(vi)                      (A) terminate any Business Employee other than for cause or due to death or disability or (B) alter the duties and responsibilities or position of any Business Employee in a manner that would adversely impact such Business Employees’ knowledge of the Compound Program, including the Compound and all Products and the potential Exploitation thereof;

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(vii)                      (A) terminate, amend or modify, or waive any material right under, or fail to perform in all material respects all obligations under, any Assumed Contract, Permit or other document or instrument relating to or affecting the Business or (B) enter into any material Contract, document or instrument relating to or affecting the Business;

(viii)                      to the extent any such action would result in a Tax Lien upon any of the Purchased Assets, (A) make, revoke or change any material Tax election, (B) adopt or change any Tax accounting method or period, (C) file any amended Tax Return with respect to a material amount of Taxes, (D) enter into any closing agreement or settlement with respect to a material amount of Taxes, (E) settle any claim or assessment for a material amount of Taxes, (F) consent to any extension or waiver of the statute of limitations period applicable to any such Tax claim or assessment or (G) surrender any right to claim a refund of a material amount of Taxes;

(ix)                      fail to maintain true, accurate and complete Books and Records;

(x)                      fail to keep in force and effect insurance in respect of the Purchased Assets comparable in amount and scope of coverage to that maintained as of the date of this Agreement;

(xi)                      use or reference the Compound in connection with the development of any Existing Antibody or New Antibody; or

(xii)                      agree to or authorize, or commit to agree to or authorize, in writing or otherwise, any action that would conflict with the obligations set forth in clauses (i) through (xi) above.

Section 5.2.          Commercially Reasonable Efforts.

(a)               Each of the Parties agrees to use its respective commercially reasonable efforts to take, or cause to be taken, all actions, to file, or cause to be filed, all documents and to do, or cause to be done, all things necessary, proper or advisable to consummate the Contemplated Transactions as promptly as practicable, including (i) the obtaining of all necessary Governmental Consents and (ii) the execution and delivery of any additional documents or instruments necessary to consummate the Contemplated Transactions.

(b)               In connection with and without limiting the foregoing, Seller and Buyer shall (or shall cause their respective Affiliates to) (i) make any appropriate filings, if necessary or advisable (in the opinion of Buyer), pursuant to any applicable antitrust, competition, fair trade or similar Laws with respect to the Contemplated Transactions as promptly as practicable and (ii) supply as promptly as practicable and advisable to the appropriate Governmental Authorities any additional information and documentary material that may be requested pursuant to any such applicable antitrust, competition, fair trade or similar Laws. All antitrust filings to be made shall be made in substantial compliance with the requirements of the applicable antitrust, competition, fair trade or similar Laws, as applicable. Each Party shall cooperate with the other Party to the extent necessary to assist the other Party or its applicable Affiliate in the preparation of such filing and to promptly amend or furnish additional information thereunder. Each Party shall use commercially reasonable efforts to furnish to outside counsel for the other all information required for any filing, form, declaration, notification, registration and notice, other than confidential or proprietary information not directly related to the Contemplated Transactions, and to keep the other Party reasonably informed with respect to the status of each Governmental Consent being sought in connection with the Contemplated Transactions and the material communications between such Party and the applicable Governmental Authority. If any objections are raised or asserted with respect to the Contemplated Transactions under applicable Law or if any Action is instituted (or threatened to be instituted) by any applicable Governmental Authority or any private party challenging any of the Contemplated Transactions as being in violation of any applicable Law or which would otherwise prevent, impede or delay the consummation of the Contemplated Transactions, the Parties shall use their commercially reasonable efforts to resolve any such objections or Actions so as to permit consummation of the Contemplated Transactions as soon as reasonably practicable. Nothing in this Agreement shall be deemed to require Buyer to agree to, or proffer to, divest, license or hold separate any rights or other assets or any portion of any business of Buyer or any of its Affiliates or any of the Purchased Assets.

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Section 5.3.          Exclusivity. From the date of this Agreement until the earlier of the Closing Date and the termination of this Agreement, Seller shall not, and shall not permit any of its Affiliates or its or their Representatives to, directly or indirectly, solicit, initiate, enter into or conduct discussions concerning, or exchange information (including by way of furnishing information concerning Seller, its Affiliates or the Purchased Assets) or enter into any negotiations concerning, provide information regarding, respond to any inquiries, or solicit, receive, entertain or agree to any proposals for, the acquisition, directly or indirectly, of any of the Purchased Assets.

Section 5.4.          Access and Information; Advice of Changes.

(a)               From the date of this Agreement until the earlier of the Closing Date and the termination of this Agreement, Seller shall, and shall cause its Affiliates to, provide Buyer, its Affiliates and its and their Representatives, upon reasonable notice, reasonable access during normal business hours to the Books and Records, to the operations and properties related to the Purchased Assets and to Representatives of the Sellers involved in the Business; provided, however, that Seller and its Affiliates may withhold any document or information to the extent Seller believes in good faith, after consultation with counsel, that disclosure of such document or information would (i) jeopardize the attorney-client privilege of such party or (ii) contravene any applicable Laws; provided further that, in each case of clauses (i) and (ii), that Seller and its Affiliates will use commercially reasonable efforts to provide such documents or information in a manner that does not so jeopardize attorney-client privilege or contravene any applicable Law. Buyer acknowledges and agrees that any information provided to it or any of its Representatives pursuant to this Section 5.4 is subject to the confidentiality obligations set forth in the Confidentiality Agreement. If any of the documents or information furnished pursuant to this Section 5.4 includes documents or information subject to the attorney-client privilege or attorney work-product doctrine or any other applicable privilege concerning pending or threatened Actions or governmental investigations, each Party understands and agrees that the Parties have a commonality of interest with respect to such matters, and it is the desire, intention and mutual understanding of the Parties that the sharing of such documents or information is not intended to, and shall not, waive or diminish in any way the confidentiality of such documents or information, nor its continued protection under the attorney-client protection, attorney work-product doctrine, or other applicable privilege, and shall remain entitled to such protection under those privileges, this Agreement, and the joint defense doctrine.

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(b)               From the date of this Agreement until the earlier of the Closing Date and the termination of this Agreement, Buyer and Seller shall promptly advise the other Party in writing of (i) the occurrence, or failure to occur, of any event which could reasonably be expected to cause any representation or warranty made by such Party contained in this Agreement to become untrue or incorrect or (ii) the failure of such Party to comply with or perform in any material respect any covenants, agreements or obligations required to be complied with or performed by such Party under this Agreement, in any such case to the extent such Party or its officers and directors have actual knowledge of any such failure, occurrence or event. For the avoidance of doubt, no disclosure pursuant to this Section 5.4 shall be deemed to cure any breach of any representation, warranty, covenant, agreement or obligation or affect any determination as to whether any of the conditions set forth in Article VI have been satisfied.

(c)               Subject to Section 5.4(a), from the date of this Agreement until the earlier of the Closing Date and the termination of this Agreement, Buyer and Seller shall reasonably cooperate and make such arrangements as are necessary to ensure that all applicable safety data relating to the Business will transfer to Buyer upon the Closing.

Section 5.5.          Confidentiality.

(a)               Each of Buyer and Seller acknowledges that the information provided to them in connection with this Agreement and the consummation of the Contemplated Transactions is subject to the terms of the Confidentiality Agreement. Effective upon, and only upon, the Closing, the Confidentiality Agreement shall terminate with respect to information included in or related to the Business.

(b)               From and after the Closing, Seller will, and will cause its Affiliates and its and their Representatives, to keep confidential, not disclose to any Person and not use any non-public, confidential or proprietary information in its possession, under its Control or to which it has access relating to the Business; provided that Seller, its Affiliates and its and their Representatives may use any such information constituting an Excluded Asset in connection with business activities not constituting the Business. The obligations of Seller under this Section 5.5(b) shall not apply to information to the extent such information (A) becomes generally available to the public without breach of Seller’s obligations under Section 5.1 or this Section 5.5(b) or (B) is required to be disclosed by Law or any Order; provided, however, that in the case of the foregoing clause (B), to the extent not prohibited by such Law or Order, Seller shall notify Buyer as early in advance of such disclosure as is practicable to allow Buyer to take appropriate measures (and Seller shall reasonably cooperate, at the expense of Buyer, in the taking of such measures) to preserve the confidentiality of such information.

Section 5.6.          Non-Competition; Right of First Negotiation.

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(a)               Non-Competition. Seller agrees that, from the Closing Date to the date that is five years following the Closing (the “Restricted Period”), none of Seller or any of its Affiliates (now existing or hereafter incorporated, formed or otherwise organized) shall, alone or in conjunction with others, directly or indirectly, seek to Exploit, conduct clinical studies with respect to, develop, manufacture or commercialize any product containing or comprising a monoclonal antibody that targets human Interleukin 1 alpha.

(b)               Seller Right to Develop New Antibody. Notwithstanding anything to the contrary herein, the restrictions set forth in Section 5.6(a) shall not apply to the development of any monoclonal antibody that targets Interleukin 1 alpha that satisfies all of the following characteristics (any such monoclonal antibody, a “New Antibody”):

(i)                      such New Antibody is identified and developed as a result of a de novo discovery, which includes [*****] and those developed in the future by Seller or any of its Affiliates without the use of or reference to [*****];

(ii)                      such New Antibody qualifies as a new molecular entity under FDA regulations and guidelines; and

(iii)                      [*****].

(c)               Additional Seller and Buyer Obligations.

(i)                      Notwithstanding anything to the contrary set forth in Section 5.6(b), Seller shall not, and shall cause each of its Affiliates not to, directly or through any Third Party, develop, seek to Exploit, conduct clinical studies with respect to, manufacture or commercialize any product containing or comprising a New Antibody for use in a Specified Indication; provided that the restriction in this Section 5.6(c)(i) shall not apply with respect to any indication that becomes a Specified Indication after a product containing or comprising a New Antibody has received the Required Commercialization Authorizations with respect to such indication in (A) the [*****] or (B) [*****] of the [*****].

(ii)                      Seller shall, and shall cause its Affiliates to, grant Buyer exclusive rights in Dermatology to any Seller Patents covering a New Antibody until the date that is five (5) years after the Closing Date solely for purposes of ensuring that any third-party product containing such New Antibody will not be manufactured or commercialized for use in a Dermatology indication.

[*****] Text omitted for confidential treatment. The redacted information has been excluded because it is both (i) not material and (ii) would be competitively harmful if publicly disclosed.

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(iii)                      Notwithstanding anything to the contrary set forth in Section 5.6(b), (A) until [*****] Seller shall not, and shall cause each of its Affiliates not to, file any IND with respect to a New Antibody, (B) until [*****] Buyer shall not, and shall cause each of its Affiliates (and their respective licensees) not to, [*****] and (C) until [*****] Buyer shall not, and shall cause each of its Affiliates (and their respective licensees) not to, [*****] (it being understood that clauses (B) and (C) shall not prevent Buyer from undertaking any [*****].

(iv)                      Seller shall not, and shall cause its Affiliates not to, market, detail or promote any product containing or comprising a New Antibody to dermatologists for any indication.

(v)                      Seller shall deliver to Buyer (A) on the first day of each calendar year during the Restricted Period, a written certification from an authorized executive officer of Seller certifying Seller’s and its Affiliates’ compliance with the provisions of this Section 5.6 and (B) following the designation of a New Antibody as a lead candidate by Seller and the availability of sufficient binding and sequencing data in respect of such New Antibody, but prior to the commencement of any clinical trials for such New Antibody, a written certification from a confidential Third Party auditor mutually acceptable to Buyer and Seller (which audit shall be at Seller’s sole expense) certifying that any New Antibody in respect of which Seller or any of its Affiliates has filed an IND was identified and developed in compliance with Section 5.6(b).

(vi)                      In the event that any Third Party (including any licensee) acquires rights to a New Antibody or New Antibody Products, Seller shall cause such Third Party to be bound by the requirements of Sections 5.6(c)(i), 5.6(c)(ii), 5.6(c)(iii) and 5.6(c)(iv) and 5.6(c)(v)(A).

(vii)                      In the event that any Third Party (including any licensee) acquires rights to the Compound, Buyer shall cause such Third Party to be bound by the requirements of Section 5.6(c)(iii)(B) and Section 5.6(c)(iii)(C).

[*****] Text omitted for confidential treatment. The redacted information has been excluded because it is both (i) not material and (ii) would be competitively harmful if publicly disclosed.

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(d)               Buyer Right of First Negotiation. If Seller or any of its Affiliates commences development of a New Antibody during the Restricted Period, Seller and its Affiliates shall not be permitted to sell, license or otherwise transfer control of (including pursuant to a transfer of control of Seller), or commence or participate in negotiations to, or enter into any agreement to, sell, license or otherwise transfer control of (including pursuant to a transfer of control of Seller), any rights to Exploit such New Antibody (the “Restricted Actions”), including any rights in respect of the development or commercialization of any pharmaceutical product containing such New Antibody (any such product, including all dosage forms, presentations, formulations and line extensions thereof, a “New Antibody Product”), to any Third Party (including any rights to partner with Seller or any of its Affiliates) unless Seller first provides Buyer with a right of first negotiation on the following terms and conditions:

(i)                      If Seller or any of its Affiliates determines to seek to sell, license or otherwise transfer control (including pursuant to a transfer of control of Seller) of any rights to Exploit such New Antibody, including any rights in respect of the development or commercialization of any New Antibody Product, or receives any bona fide offer in respect of such New Antibody, any New Antibody Product or control of Seller (any potential counterparty to such transactions, a “Counterparty”), Seller shall provide Buyer with written notice of such determination or such offer (an “Offer Notice”), which such Offer Notice shall (A) state whether such determination or offer is in respect of such New Antibody or in respect of one or more specific New Antibody Products (and shall identify such New Antibody or New Antibody Products, as applicable) and (B) in the case of a bona fide offer in respect of such New Antibody or New Antibody Product or control of Seller, shall provide reasonable detail regarding such offer.

(ii)                      Within [*****] days of receipt of any Offer Notice [*****] (the “Offer Period”), Buyer may deliver to Seller a non-binding, good faith written notice expressing Buyer’s desire to negotiate in respect of such New Antibody, such New Antibody Products or control of Seller, as applicable (a “Negotiation Notice”). If Buyer delivers such Negotiation Notice within the Offer Period, Buyer and Seller shall negotiate in good faith, for [*****] days after the delivery of such Negotiation Notice [*****] (the “Negotiation Period”), the terms of an agreement under which Buyer would acquire rights to such New Antibody or such New Antibody Products or to acquire control of Seller.

[*****] Text omitted for confidential treatment. The redacted information has been excluded because it is both (i) not material and (ii) would be competitively harmful if publicly disclosed.

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(iii)                      If (A) Buyer does not provide Seller with a Negotiation Notice within the Offer Period or (B) Buyer does provide Seller with such Negotiation Notice within the Offer Period, but the Parties are unable to, after good faith negotiation, reach agreement during the Negotiation Period, then Seller may take any of the Restricted Actions in respect of such New Antibody, such New Antibody Products or control of Seller; provided, that, if Seller delivers an Offer Notice which states that such Offer Notice is in respect of one or more specific New Antibody Products, Seller shall not be permitted to take any of the Restricted Actions with respect to rights that are not exclusively related to such New Antibody Products without first delivering a new Offer Notice covering such other rights and providing for a new Offer Period and, upon delivery of a Negotiation Notice, a new Negotiation Period.

(iv)                      During any Offer Period and/or Negotiation Period, Seller will, and will cause its Affiliates to, reasonably cooperate with Buyer and its Representatives to facilitate Buyer’s diligence of such New Antibody or New Antibody Product (or of Seller itself, as applicable), including by (A) furnishing to Buyer and its Representatives all information concerning such New Antibody or New Antibody Product or the assets, properties, operations and businesses of Seller, as applicable, as Buyer or its Representatives may reasonably request and (B) substantially concurrently with the delivery of the Offer Notice, and thereafter on a reasonably current basis, furnishing to Buyer and its Representatives all diligence materials that are provided to a Counterparty, subject, in each case, to Buyer and its Representatives entering into customary agreements or other arrangements with respect to the confidentiality of any such diligence materials or other information.

(v)                      If within [*****] days of the expiration of the Negotiation Period Seller does not enter into a definitive agreement with a Third Party pursuant to which such Third Party agrees to acquire rights to the New Antibody or New Antibody Products or control of Seller that, in each case was the subject of the applicable Offer Notice, Seller shall again comply with the requirements of this Section 5.6(d) prior to taking any of the Restricted Actions in respect of such New Antibody or such New Antibody Products or a transfer of control of Seller.

(vi)                      Notwithstanding anything to the contrary set forth herein, this Section 5.6(d) shall not apply to the entry by Seller or its Affiliates into any subcontract or similar agreement with a Third Party to subcontract to such Third Party the research or development of a New Antibody or New Antibody Product, so long as Seller or its Affiliates retains the exclusive right to commercialize the New Antibody or the New Antibody Product (and the exclusive right to the economic benefits thereof).

[*****] Text omitted for confidential treatment. The redacted information has been excluded because it is both (i) not material and (ii) would be competitively harmful if publicly disclosed.

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(e)               Acknowledgments, Interpretation and Validity.

(i)                      Seller agrees and acknowledges that the covenants in this Section 5.6 are reasonable and valid in all respects (including with respect to the subject matter, Restricted Period, and geographical area described in Section 5.6(a)) and are necessary to protect the interests of Buyer in the Business and in the confidential information acquired by Buyer, and such covenants represent only a limited restraint. Further, Seller acknowledges that, without the restrictions contained in this Section 5.6, the benefits of the Contemplated Transactions could be devalued, lost or circumvented, particularly in light of the nature of the Business and the ongoing development of the Compound, and that Buyer would not have entered into this Agreement without the restrictions contained in this Section 5.6.

(ii)                      Seller acknowledges and agrees that the provisions of this Section 5.6 are necessary and reasonable to protect Buyer in the conduct of its business and are a material inducement to Buyer’s execution and delivery of this Agreement and its willingness to enter into the Contemplated Transactions.

(iii)                      It is the desire and intent of the Parties that this Section 5.6 will be enforced to the fullest extent permissible under the Laws applied in each jurisdiction in which enforcement is sought. If any restriction set forth in this Section 5.6 is found by any court of competent jurisdiction to be unenforceable for any reason (e.g., because it extends for too long a period of time, over too great a range of activities or in too broad a geographic area), this Section 5.6 shall be interpreted to extend over the maximum period of time, range of activities or geographic area as to which it may be enforceable. The agreements contained in this Section 5.6 shall each constitute a separate agreement independently supported by good and adequate consideration. For the avoidance of doubt, the Parties hereby acknowledge that Seller will benefit substantially from the consummation of the Contemplated Transactions and that the consideration that Seller will receive upon such consummation is adequate to support Seller’s agreement to be bound by the covenants set forth herein.

(f)                Remedies. In accordance with Section 9.8(c), Buyer will be entitled to injunctive or other equitable relief to enforce the provisions hereof, in addition to such other remedies to which Buyer may be entitled, including the recovery of money damages.

(g)               Extensions of Limitations.

(i)                      If Seller or any of its Affiliates violates any term or provision of this Section 5.6, the duration set forth in Section 5.6(a) shall automatically be extended as against Seller and its subsidiaries for a period equal to the periods during which Seller or such subsidiary shall have been in violation of this Section 5.6.

(ii)                      If Seller or any of its Affiliates fails to comply with Buyer’s due diligence requests pursuant to Section 5.6(d)(iv) above reasonably promptly following the request therefor, the Offer Period or Negotiation Period, as applicable, shall automatically be extended by a number of days equal to the delay by Seller or any of its Affiliates in providing the requested materials.

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Section 5.7.          Other Agreements.

(a)               From the date hereof until the Closing Date, Buyer and Seller shall use commercially reasonable efforts to negotiate in good faith and enter into a Quality Assurance Agreement, in form and substance reasonably acceptable to each of Buyer and Seller (the “Quality Assurance Agreement”).

(b)               If the Parties determine that a pharmacovigilance agreement is necessary, Buyer and Seller shall use commercially reasonable efforts to negotiate in good faith and enter into such a pharmacovigilance agreement, in form and substance reasonably acceptable to each of Buyer and Seller, as promptly as reasonably practicable following such determination.

(c)               On and after the Closing Date, Seller shall not, and shall cause its Affiliates not to, (i) incur, create, assume or permit the incurrence, creation or assumption of any Lien (other than Permitted Liens) with respect to any Inventory or (ii) use, transfer, sell, assign or otherwise dispose of any Inventory, other than, in the case of this clause (ii), in accordance with the terms of the Clinical Manufacturing Agreement.

(d)               As promptly as practicable (and in any event, no later than 30 days) following the date hereof, Seller shall provide Buyer with true, accurate and complete copies of all Contracts (i) to which Seller or any of its Affiliates is a party or by which Seller or any of its Affiliates is bound, in either case, that are related to the Business or (ii) to which any of the Purchased Assets are subject, in each of cases (i) and (ii) that are not Assumed Contracts or Excluded Contracts (the “Reviewable Contracts”). From the date hereof until the date that is six months following the Closing Date, if Buyer determines in good faith that any of the Reviewable Contracts are primarily related to or material to the Business or are reasonably necessary to conduct the Business, Buyer may designate such Reviewable Contracts as Assumed Contracts by delivering written notice to Seller of such designation and, upon delivery of such notice, such Reviewable Contracts shall be deemed to be Assumed Contracts for all purposes hereunder. If delivery of any such notice is made on or after the Closing Date, the Reviewable Contracts designated in such notice shall be deemed, subject to Section 2.6, to have been assigned or transferred under this Agreement as of the date of delivery of such notice (it being understood that the date of the assignment or transfer, taking into account the operation of Section 2.6, if applicable, shall be deemed the “Transfer Date” with respect to such Reviewable Contracts).

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Section 5.8.          Certain Tax Matters.

(a)               Transfer Taxes. All recordation, transfer, documentary, excise, sales, value added, use, stamp, conveyance or other similar Taxes, duties or governmental charges, and all recording or filing fees or similar costs, imposed or levied by reason of, in connection with or attributable to this Agreement, the Related Documents or the Contemplated Transactions (collectively, “Transfer Taxes”) shall be the borne solely by Buyer; provided, that any Transfer Taxes that are not recoverable by Buyer shall be borne [*****]. Seller (or an Affiliate of Seller) shall prepare, or cause to be prepared, all Tax Returns required to be filed in connection with such Transfer Taxes, and Buyer shall provide any information that is reasonably requested by Seller in connection with the preparation of such Tax Returns. Buyer and Seller shall reasonably cooperate in providing such certificates or other documentation as may be necessary or advisable to avoid the collection and payment of Transfer Taxes that would otherwise be due and payable absent the provision of such documentation.

(b)               Allocation of Taxes. In the case of a taxable period that includes, but does not end on, the Closing Date (a “Straddle Period”), (a) Taxes imposed on a periodic basis (such as real, personal and intangible property taxes) for the Pre-Closing Tax Period shall be equal to the amount of such Taxes for the entire Straddle Period multiplied by a fraction, the numerator of which is the number of days during the Straddle Period that are in the Pre-Closing Tax Period and the denominator of which is the number of days in the Straddle Period; and (b) Taxes (other than Taxes described in clause (a)) for any Pre-Closing Tax Period shall be computed as if such taxable period ended as of the close of business on the Closing Date.

(c)               Withholding. Notwithstanding anything in this Agreement to the contrary, Buyer and its Affiliates shall be entitled to deduct and withhold from any amount payable pursuant to this Agreement such amounts as Buyer believes in good faith are required to be deducted and withheld with respect to the making of such payment under any provision of federal, state or local (in each case, whether domestic or foreign) Tax Law and pay such amounts over to the appropriate Taxing Authority. If Buyer determines that an amount is so required to be deducted and withheld on its payment of the Purchase Price, Buyer shall use commercially reasonable efforts to provide to Seller, at least three days prior to the expected Closing Date, written notice of its intent to deduct and withhold on such payment, which notice shall include a reasonably detailed calculation of the amount to be deducted and withheld and the applicable provision of federal, state, local or non-U.S. Tax Law pursuant to which such deduction and withholding is required. Upon delivery of such notice, Buyer shall allow Seller a reasonable opportunity to provide, prior to the expected Closing Date, such forms or other evidence that would reduce or eliminate the amounts required to be deducted and withheld from such payment. To the extent that amounts are deducted and withheld and paid over to the appropriate Taxing Authority pursuant to this Section 5.8(c), such amounts shall be treated for all purposes of this Agreement as having been paid to the party in respect of which such deduction and withholding was made.

[*****] Text omitted for confidential treatment. The redacted information has been excluded because it is both (i) not material and (ii) would be competitively harmful if publicly disclosed.

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(d)               Cooperation and Exchange of Information. Each of Seller and Buyer shall, and shall cause their respective Affiliates to, (i) provide the other with such assistance as may reasonably be requested by the other Party in connection with the preparation of any Tax Return, audit or other examination by any Taxing Authority or Action relating to liability for Taxes in connection with the Purchased Assets, (ii) retain and provide the other with any records or other information that may be relevant to such Tax Return, audit or examination, Action or determination and (iii) provide the other with any final determination of any such audit or examination, Action or determination that affects any amount required to be shown on any Tax Return of the other for any period.

(e)               Tax Treatment of Payments. Except to the extent otherwise required by Law, Seller and Buyer shall, and shall cause their Affiliates to, treat any payment under Section 2.5 and Article VII as an adjustment to the Purchase Price for Tax purposes.

Section 5.9.          Public Announcements.

(a)               Neither Buyer nor Seller, nor any Affiliate of either Party, shall issue any press release or otherwise make any public statement with respect to the provisions of this Agreement or the Contemplated Transactions without the prior written consent of the other Party. Notwithstanding anything to the contrary in this Agreement or any Related Document, either Party may issue a press release or make a public statement with respect to the Contemplated Transactions without the consent of the other Party as may be required by Law or the rules and regulations of any applicable securities exchange or market. If any Party proposes to issue a press release or make a public statement with respect to the Contemplated Transactions pursuant to this Section 5.9, it will provide copies of such press release or public statement to the other Party before such press release or public statement is made, unless this would be in breach of any Law or the rules and regulations of any applicable securities exchange or market, in which case a copy of such press release or public statement will be provided to the other Party as soon as reasonably practicable or in accordance with such Law, rules or regulations.

(b)               From and after the Closing, except as required by Law or the rules and regulations of any applicable securities exchange or market, neither Seller nor any of its Affiliates shall issue any press release or otherwise make any public statement with respect to the Business, other than with respect to Patents licensed to Seller for indications excluding Specified Indications, without the consent of Buyer.

Section 5.10.      Employee Matters.

(a)               Offers of Employment. Seller shall deliver to Buyer a final, true, accurate and complete version of Schedule 3.10(h) no later than 15 Business Days prior to the Closing and, no later than five Business Days prior to the Closing, Buyer or one of its Affiliates shall offer employment commencing as of immediately following the Closing to each active Business Employee on terms and conditions consistent with this Section 5.10; provided that, in the event any individual is identified as a Business Employee in accordance with this Agreement less than 15 Business Days prior to the Closing, such offer shall be made within 10 Business Days of Seller delivering updated Schedules 1.1(a) and 3.10(h) to Buyer that include such individual. Any such offers made pursuant to this Section 5.10 shall be contingent on the Business Employee’s satisfaction of Buyer’s typical employment screening processes. Seller and its Affiliates shall encourage the Business Employees to accept the offers of employment pursuant to this Section 5.10. Each Business Employee who accepts an offer of employment pursuant to this Section 5.10 and becomes employed by Buyer or one of its Affiliates pursuant to this Section 5.10 shall be referred to herein as a “Transferred Business Employee.” In the case of any individual who becomes a Transferred Business Employee following the Closing Date, all references in this Agreement (i) to the Closing Date (including in Section 5.1) shall be deemed to be references to the date that such individual becomes a Transferred Business Employee and (ii) to the Transfer Time shall be deemed to be references to 12:01 a.m., local time, on the date that such individual becomes a Transferred Business Employee.

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(b)               Comparability. For a period of not less than 12 months following the applicable Transfer Time, each Transferred Business Employee shall receive during their continued employment with Buyer and its Affiliates: (i) at least the same base salary or wage rate and annual cash incentive opportunities as those provided to such Transferred Business Employee immediately prior to the Transfer Time; and (ii) other compensation and employee benefits that are substantially comparable in the aggregate to either, at Buyer’s election, (A) the other compensation and employee benefits (excluding any equity-based compensation, defined benefit pension or post-employment health or welfare benefits, and retention, change in control or other similar payments or benefits) provided to such Transferred Business Employee immediately prior to the Transfer Time, or (B) the other compensation and employee benefits provided to similarly situated new hires of Buyer’s ultimate parent entity (“Parent”) and its Affiliates.

(c)               Service Credit. Effective immediately after the applicable Transfer Time and thereafter, Buyer shall provide, or shall cause its Affiliates to provide, that periods of employment with Seller (including any current or former Affiliate of Seller or any predecessor of Seller) shall be taken into account (i) for purposes of vesting (but not eligibility or benefit accrual) under Parent’s defined benefit pension plan, (ii) for purposes of eligibility and benefit accrual for vacation under Parent’s vacation program, (iii) for purposes of eligibility to participate in any health or welfare plan maintained by Parent (other than any post-employment health or post-employment welfare plan) and Parent’s 401(k) plan, and (iv) for benefit accrual purposes under Parent’s severance plan (in the case of each of clauses (i), (ii), (iii) and (iv), solely to the extent that (A) such periods of employment are taken into account under analogous Business Employee Benefit Plans before the applicable Transfer Time, to the extent applicable, and (B) Parent makes such plan or program available to Transferred Business Employees, and not in any case where credit would result in duplication of benefits).

(d)               Welfare Benefits. With respect to any welfare plan maintained by Parent or any of its Affiliates in which a Transferred Business Employee is eligible to participate after the Transfer Time, Parent shall, and shall cause its Affiliates to, (i) waive all limitations as to preexisting conditions and exclusions with respect to participation and coverage requirements applicable to such employee to the extent such conditions and exclusions were satisfied or did not apply to such employee under the welfare plans of Seller and its Affiliates prior to the applicable Transfer Time and (ii) provide each Transferred Business Employee with credit for any co-payments and deductibles paid prior to the applicable Transfer Time, for the calendar year in which such Transfer Time occurs, in satisfying any analogous deductible or out-of-pocket requirements to the extent applicable under any such plan. For the avoidance of doubt, neither Parent nor any of its Affiliates shall be required to take any action to the extent Parent determines that such action could make a Transferred Business Employee (or eligible dependent) ineligible for a benefit (for example, if credit for past contributions would make the Transferred Business Employee ineligible for health savings account contributions from Parent).

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(e)               Accrued Amounts. As soon as practicable following the Transfer Time, Seller shall pay all earned but unpaid amounts due to any Transferred Business Employee and shall compensate each Transferred Business Employee for all vacation and other paid time off that have accrued and not been used or paid prior to the applicable Transfer Time. Buyer and its Affiliates will cooperate in good faith with any Transferred Business Employees with respect to any vacation commitments communicated by such Transferred Business Employees to Seller in accordance with Seller’s standard operating procedures and/or vacation policies prior to the applicable Transfer Time in respect of periods occurring subsequent to the Transfer Time; it being understood that any such vacation commitments ultimately honored by Buyer and its Affiliates shall count against the applicable Transferred Business Employee’s paid-time-off accrued during his or her service with Buyer and its Affiliates, or shall be unpaid.

(f)                Employees on Leave. With respect to any Business Employee who, as of the Closing Date, is on approved leave of absence from work with Seller and its Affiliates and is expected to return to active employment, Buyer or its applicable Affiliate shall offer employment to such individual on the earliest practicable date following the return of such individual to active employment with Seller and its Affiliates and otherwise on terms and conditions consistent with this Section 5.10; provided that such employee returns to active employment within 180 days following the Closing Date or such later time as required by applicable Law. Seller shall promptly notify Buyer of the occurrence and end of any such leave of absence.

(g)               Seller Long-Term Incentive Awards. Outstanding Seller long-term incentive awards held by any Transferred Business Employee as of the applicable Transfer Time shall be treated as set forth on Schedule 5.10(g).

(h)               No Third-Party Beneficiaries. The Parties acknowledge and agree that all provisions contained in this Section 5.10 are included for the sole benefit of the Parties. This Agreement is not intended by the Parties to, and nothing in this Section 5.10 or otherwise in this Agreement, whether express or implied, shall, (i) constitute an amendment to any Business Employee Benefit Plan or any other employee benefit plan, program, policy, agreement or arrangement, (ii) create any obligation of the Parties to any person (other than the other Parties) with respect to any employee compensation or benefit plan, program, policy, agreement or arrangement of the Parent or Seller or any of their respective Affiliates or (iii) confer on any Business Employee or any other person (other than the Parties) any rights or remedies (including third-party beneficiary rights).

Section 5.11.      Regulatory Matters.

(a)               Transfer of Seller Regulatory Authorizations. Seller will, and will cause its Affiliates to, assist with the transfer of the Seller Regulatory Authorizations to Buyer and, as may be reasonably requested by Buyer, in Buyer’s preparation of all notifications or filings required to be filed with the applicable Governmental Authority in order to transfer the Seller Regulatory Authorizations to Buyer. Without limiting the foregoing and to the extent applicable with respect to any particular Seller Regulatory Authorizations, (i) Seller shall, and shall cause its Affiliates to, submit or file all documents required to be submitted by Seller or such Affiliates, as the current owner of a Regulatory Authorizations, pursuant to 21 C.F.R. part 314.72; (ii) Buyer shall submit or file all documents required to be submitted by Buyer, as the new owner of a Regulatory Application, pursuant to 21 C.F.R. part 314.72; (iii) Seller shall, and shall cause its Affiliates to, take all other actions imposed upon a current owner of a Regulatory Application, by applicable Law or Governmental Authority, to transfer the Seller Regulatory Authorizations to Buyer; and (iv) Buyer shall take all other actions imposed upon a new owner of a Regulatory Application, as may be required, by applicable Law or the applicable Governmental Authority, to accept the transfer of the Seller Regulatory Authorizations and responsibility therefor from Seller. Seller and Buyer each agree to submit, and to cause each of their respective Affiliates to submit, all notifications or filings it is required to submit pursuant to the foregoing requirements of this Section 5.11(a) within the [*****] days period immediately following the Closing Date.

[*****] Text omitted for confidential treatment. The redacted information has been excluded because it is both (i) not material and (ii) would be competitively harmful if publicly disclosed.

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(b)               Buyer Responsibilities. From and after the Closing Date, Buyer (on behalf of Seller or its Affiliate to the extent required under applicable Law), at its cost, shall be solely responsible (subject to Seller’s obligations set forth in clause (c) below) and liable for (i) taking all actions, paying all fees and conducting all communication with the appropriate Governmental Authority required by Law in respect of the Seller Regulatory Authorizations, including preparing and filing all reports (including adverse drug experience reports) with the appropriate Governmental Authority; (ii) investigating all complaints and reports of adverse drug experiences with respect to the Compound pursuant to such Seller Regulatory Authorizations (whether Exploited before or after transfer of such Seller Regulatory Authorizations); and (iii) fulfilling all other applicable legal and regulatory obligations of a holder of each Seller Regulatory Authorization.

(c)               Complaints. After the Closing Date, Seller shall notify Buyer promptly (and in any event within the time period required by Law) if Seller or any of its Affiliates receives a complaint or a report of an adverse drug experience with respect to the Compound. In addition, during the 18-month period immediately following the Closing Date, Seller shall, and shall cause its Affiliates to, use commercially reasonable efforts to assist Buyer (and Buyer shall reimburse Seller its reasonable expenses incurred in connection therewith) in connection with the investigation of and response to any complaint or adverse drug experience report related to the Compound. All notifications pursuant to this Section 5.11(c) shall be by electronic mail at such addresses agreed upon by the Parties’ respective safety divisions.

(d)               Cooperation. Seller shall, and shall cause its Affiliates to, use commercially reasonable efforts to cooperate with Buyer in supplying reasonable information or assistance in Buyer’s fulfillment of its obligations under this Section 5.11.

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Section 5.12.      Trade Secrets; Patents; Trademarks.

(a)               Seller shall, and shall cause its Affiliates and its and their Representatives to, provide or cause to be provided to Buyer (subject to Seller’s retained rights pursuant to the terms of the IP License Agreement) all Trade Secrets included within the Seller Intellectual Property promptly following the Closing (and in any event within 10 Business Days of the Closing Date) and Seller shall, and shall cause its Affiliates and its and their Representatives to, maintain the Trade Secret status of all such Trade Secrets from and after the date of this Agreement in accordance with Section 5.5.

(b)               Seller agrees that at no time through expiration of the Patents included within the Seller Intellectual Property shall it of any of its Affiliates challenge or oppose, or commence any Action challenging or opposing, directly or indirectly or assist any other Person in challenging or opposing directly or indirectly the validity and/or enforceability of any rights of Buyer or any of its Affiliates in such Patents at any time.

(c)               Seller agrees that Buyer and its Affiliates shall be entitled to use Seller’s TRUE HUMAN trademark in regulatory filings, patent applications and other documents when describing or referencing the development process for the Compound.

(d)               Seller acknowledges and agrees that the Patents listed on Schedule 5.12(d), and any Patents claiming priority to the Patents listed on Schedule 5.12(d), do not and will not include any claims reciting the Compound or relating directly to the Compound or any anti-Interleukin 1 alpha antibody, and lack the disclosure required to support any such claims.

Section 5.13.      Expenses. Except as expressly set forth herein, each of Seller and Buyer shall bear its own costs and expenses incurred in connection with this Agreement and the Contemplated Transactions.

Section 5.14.      Further Assurances.

(a)               Seller shall, and shall cause its Affiliates to, at any time and from time to time after the Closing Date, upon the request of Buyer, do, execute, acknowledge, deliver and file, or cause to be done, executed, acknowledged, delivered or filed, all such further acts, deeds, transfers, conveyances, assignments or assurances as may be reasonably required for the better transferring, conveying, assigning and assuring to Buyer, or for the aiding and assisting in the reducing to possession by Buyer of, any of the Purchased Assets, or for otherwise carrying out the purposes of this Agreement and the Related Documents and the consummation of the Contemplated Transactions.

(b)               Subject to, and without altering the rights and obligations set forth in, Section 2.6, for a period of 18 months from and after the Closing Date, if either Buyer or Seller becomes aware that any of the Purchased Assets have not been transferred to Buyer or that any of the Excluded Assets have been transferred to Buyer, it shall promptly notify the other and the Parties hereto shall, as promptly as reasonably practicable, use commercially reasonable efforts, at Seller’s sole cost and expense, to ensure such assets are transferred to the correct owner, with any necessary Third Party consents.

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Section 5.15.      Access. From and after the Closing Date for a period of three years, Seller shall provide Buyer with reasonable access, upon reasonable written notice and during normal business hours, to the management and other personnel of Seller for the purpose of (i) discussing all reasonable inquiries regarding the Purchased Assets or the Compound Program and (ii) providing such other assistance as Buyer may reasonably request related to the Purchased Assets or the Compound Program or the sale, conveyance, delivery, transfer and assignment thereof.

ARTICLE VI

Conditions Precedent

Section 6.1.          Conditions to Each Party’s Obligations. The respective obligations of each party to effect the Closing are subject to the satisfaction or waiver on or prior to the Closing Date of the following conditions:

(a)               Governmental Approvals. Any authorizations, consents, Orders or approvals of, or declarations or filings with, or expirations of waiting periods imposed by, any Governmental Authority under any applicable Law that are required to effect the Closing shall have been made, obtained or terminated or shall have expired.

(b)               No Injunctions or Restraints. No temporary restraining order, preliminary or permanent injunction or other Order issued by any court of competent jurisdiction or other Law (collectively, “Legal Restraints”) which has the effect of restraining, enjoining or otherwise preventing the consummation of the Contemplated Transactions shall be in effect.

Section 6.2.          Conditions to Obligations of Buyer. The obligation of Buyer to effect the Closing is subject to the satisfaction or waiver by Buyer on or prior to the Closing Date of the following additional conditions:

(a)               Representations and Warranties. The representations of warranties of Seller contained in this Agreement that are qualified as to materiality or Material Adverse Effect shall be true and correct, and the representations and warranties of Seller contained in this Agreement that are not so qualified shall be true and correct in all material respects, in each case as of the date of this Agreement and as of the Closing Date as though made at such time, except to the extent such representations and warranties expressly relate to an earlier date, in which case as of such earlier date. Buyer shall have received a certificate signed on behalf of Seller by an authorized executive officer of Seller to such effect.

(b)               Performance of Obligations of Seller. Seller shall have performed and complied in all material respects with all of its covenants, agreements and obligations contained in this Agreement and required to be performed or complied with on or prior to the Closing Date. Buyer shall have received a certificate signed on behalf of Seller by an authorized executive officer of Seller to such effect.

(c)               No Material Adverse Effect. Since the date of this Agreement, there shall not have occurred a Material Adverse Effect. Buyer shall have received a certificate signed on behalf of Seller by an authorized executive officer of Seller to such effect.

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(d)               No Actions. There shall not be pending or threatened any Action brought by any Governmental Authority or any other Person having a reasonable likelihood of prevailing challenging or seeking to restrain or prohibit the consummation of the Contemplated Transactions.

Section 6.3.          Conditions to Obligations of Seller. The obligation of Seller to effect the Closing is subject to the satisfaction or waiver by Seller on or prior to the Closing Date of the following additional conditions:

(a)               Representations and Warranties. The representations of warranties of Buyer contained in this Agreement that are qualified as to materiality or Material Adverse Effect shall be true and correct, and the representations and warranties of Buyer contained in this Agreement that are not so qualified shall be true and correct in all material respects, in each case as of the date of this Agreement and as of the Closing Date as though made at such time, except to the extent such representations and warranties expressly relate to an earlier date, in which case as of such earlier date. Seller shall have received a certificate signed on behalf of Buyer by an authorized executive officer of Buyer to such effect.

(b)               Performance of Obligations of Seller. Buyer shall have performed and complied in all material respects with all of its covenants, agreements and obligations contained in this Agreement and required to be performed or complied with on or prior to the Closing Date. Seller shall have received a certificate signed on behalf of Buyer by an authorized executive officer of Buyer to such effect.

Section 6.4.          Frustration of Closing Conditions. Neither Seller nor Buyer may rely on the failure of any condition set forth in Section 6.1, 6.2 or 6.3, as the case may be, to be satisfied if such failure was caused by such party’s failure to comply with the terms of this Agreement.

ARTICLE VII

Indemnification

Section 7.1.        Indemnification of Buyer. (a) From and after the Closing, Seller shall indemnify Buyer and its Affiliates and each of their respective officers, directors, employees, equity holders, agents and other Representatives (each, a “Buyer Indemnified Party”) against and hold each Buyer Indemnified Party harmless from any and all debts, losses, Liabilities, damages, Liens, Taxes, penalties, costs of investigation, other costs and expenses (whether known or unknown, absolute or contingent, liquidated or unliquidated, direct or indirect, due or to become due, accrued or not accrued, asserted or unasserted or otherwise) (collectively, “Losses”) suffered or incurred by such Buyer Indemnified Party, arising from, relating to or otherwise in connection with:

(i)                        any breach of any representation or warranty of Seller contained in this Agreement or any Related Document, without giving effect to any materiality threshold or qualifier contained therein (including in the definition of Material Adverse Effect);

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(ii)                        any breach of or failure to perform any covenant or agreement of Seller contained in this Agreement or any Related Document; or

(iii)                        any Excluded Liability or Excluded Asset.

(b)               The consent of Seller shall not be required in order for Buyer to be indemnified under this Article VII.

(c)               In the case of a Buyer Indemnified Party’s rights to indemnification pursuant to this Section 7.1, for as long as there are funds available in the Escrow Fund to cover the Buyer Indemnified Parties’ indemnifiable Losses, any and all Losses payable by Seller to the Buyer Indemnified Parties with respect to such indemnifiable Losses will be paid in cash first out of the Escrow Fund, and in the event such Losses exceed, or are not paid and satisfied in full from, the Escrow Fund, will be paid directly by Seller to the applicable Buyer Indemnified Parties.

Section 7.2.        Indemnification of Seller Indemnified Parties. (a) From and after the Closing, Buyer shall indemnify Seller and its Affiliates and each of their respective officers, directors, employees, equity holders, agents and Representatives (each a “Seller Indemnified Party”) against and hold each Seller Indemnified Party harmless from any and all Losses suffered or incurred by any such Seller Indemnified Party arising from, relating to or otherwise in connection with:

(i)                        any breach of any representation or warranty of Buyer contained in this Agreement or any Related Document, without giving effect to any materiality threshold or qualifier contained therein;

(ii)                        any breach of or failure to perform any covenant or agreement of Buyer contained in this Agreement or any Related Document;

(iii)                        any Assumed Liability; or

(iv)                        any Liabilities arising out of Buyer’s or its Affiliates’ operation of the Purchased Assets after the Closing, excluding, for the avoidance of doubt, any Excluded Liabilities.

Section 7.3.          Limitations.

(a)               Notwithstanding anything to the contrary contained herein, no Buyer Indemnified Party or Seller Indemnified Party, as applicable, shall be entitled to be indemnified pursuant to Section 7.1(a)(i) and Section 7.2(a)(i):

(i)                        unless and until the aggregate of all Losses for which the Buyer Indemnified Parties or the Seller Indemnified Parties, as applicable, would, but for this paragraph (i), be entitled to indemnification hereunder exceeds on a cumulative basis $5,000,000 (the “Indemnity Threshold”), at which point each Buyer Indemnified Party or Seller Indemnified Party, as applicable, shall be entitled to be indemnified for the aggregate of all Losses in excess of the Indemnity Threshold; and

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(ii)                        unless the amount of an individual claim for Losses under Section 7.1(a)(i) or Section 7.2(a)(i) (aggregating all claims and Losses arising from substantially the same or similar facts as applicable to each of Section 7.1(a)(i) or Section 7.2(a)(i)), as applicable, exceeds $25,000, and no such claim shall be applied toward the Indemnity Threshold;

provided, however, that the foregoing provisions of this Section 7.3(a) shall not apply with respect to any act of fraud or (i) any breach of or inaccuracy in the representations and warranties set forth in Sections 3.1, 3.2(a), 3.4(a), 3.5(a), 3.5(j), 3.9, or 3.14 (the “Specified Representations”) or (ii) any breach of the representations and warranties set forth in Sections 4.1, 4.2(a) or 4.5.

(b)               Other than in the case of any act of fraud (where the rights of Buyer Indemnified Parties or Seller Indemnified Parties, as applicable, shall not be limited by anything set forth in this Agreement to the contrary), in no event shall the aggregate amount for which Buyer Indemnified Parties or Seller Indemnified Parties, as applicable, shall be indemnified and held harmless under Section 7.1(a)(i) and Section 7.2(a)(i): (i) with respect to breaches of any of the representations and warranties of (A) Seller other than the Specified Representations or (B) Buyer other than those set forth in Sections 4.1, 4.2(a) or 4.5, in each case, exceed the Escrow Amount, and (ii) with respect to breaches of any of (A) the Specified Representations or (B) the representations set forth in Sections 4.1, 4.2(a) or 4.5, in each case, exceed the Purchase Price (the “Cap”).

Section 7.4.        Indemnification Claims. (a) In order for a Buyer Indemnified Party or a Seller Indemnified Party (an “Indemnified Party”) to be entitled to any indemnification provided for under Section 7.1 or 7.2 in respect of, arising out of or involving an Action initiated or commenced by or on behalf of a Third Party (a “Third Party Claim”), such Indemnified Party must notify, with respect to a claim for indemnification pursuant to Section 7.1, Seller, or, with respect to a claim for indemnification pursuant to Section 7.2, Buyer (each, an “Indemnifying Party”) in writing of the Third Party Claim (including in such notice a brief description of the applicable claim(s), including damages sought or estimated, to the extent actually known by such Indemnified Party) within 20 Business Days after receipt by such Indemnified Party of actual notice of the Third Party Claim; provided, however, that failure to give such notification shall not affect the indemnification provided under Section 7.1 or 7.2 except to the extent the Indemnifying Party has been actually prejudiced as a result of such failure (it being understood that the failure to have released the applicable portion of the Escrow Amount at the expected release time due to an inability to ascertain the amount of Loss owed to a Buyer Indemnified Party at such time shall not constitute such prejudice). The Indemnifying Party shall have the right to undertake the defense or opposition to such Third Party Claim (at the Indemnifying Party’s expense) with counsel selected by it and reasonably satisfactory to the Indemnified Party so long as (i) the Indemnifying Party gives written notice to the Indemnified Party within 20 Business Days after it has been notified of the Third Party Claim that it will defend the Indemnified Party against such Third Party Claim and the Indemnifying Party acknowledges its obligation to indemnify the Indemnified Party for Losses related to such Third Party Claim (subject to the Indemnity Threshold and the Cap, to the extent applicable, and the other limitations set forth herein), (ii) the Third Party Claim involves only money damages, does not seek an injunction or other equitable relief against the Indemnified Party and does not relate to or arise in connection with any criminal proceeding, action, indictment, allegation or investigation, (iii) the amount claimed in such Third Party Claim, taken together with the reasonably estimated costs of defense thereof and the claimed amount with respect to any unresolved claims for indemnification under this Article VII then pending, is (A) greater than the Indemnity Threshold and (B) if applicable, less than the Cap (as reduced by any amounts previously paid by the Indemnifying Party with respect to any resolved claims for indemnification under this Article VII), (iv) the Indemnified Party has not been advised in writing by outside counsel that a legal conflict exists between the Indemnified Party and the Indemnifying Party in connection with conducting the defense of the Third Party Claim, (v) the Third Party Claim does not allege the infringement of the Intellectual Property Rights of any Person by the Indemnified Party and (vi) the Indemnifying Party commits in writing to the Indemnified Party to diligently and vigorously and in good faith conduct the defense of the Third Party Claim. Neither the Indemnified Party nor the Indemnifying Party shall settle any Third Party Claim without the prior written consent of the other Party unless (1) the claimant in such Third Party Claim provides to such other Party an unqualified release of such other Party from all liability in respect of such Third Party Claim, (2) such settlement does not involve any injunctive relief binding upon such other Party, (3) such settlement does not encumber any of the assets of such other Party or impose any restriction or condition that would apply to or affect such other Party or the conduct of such other Party’s businesses and (4) such settlement does not involve any admission of liability or wrongdoing by such other Party.

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(b)               In order for an Indemnified Party to be entitled to any indemnification provided for under this Agreement other than in respect of, arising out of or involving a Third Party Claim, such Indemnified Party shall deliver notice of such claim with reasonable promptness to the Indemnifying Party (including in such notice a brief description of the applicable claim(s), including damages sought or estimated, to the extent actually known by such Indemnified Party); provided, however, that failure to give such notification shall not affect the indemnification provided under Section 7.1 or 7.2 except to the extent the Indemnifying Party has been actually prejudiced as a result of such failure (it being understood that the failure to have released the applicable portion of the Escrow Amount at the expected release time due to an inability to ascertain the amount of Loss owed to a Buyer Indemnified Party at such time shall not constitute such prejudice). If the Indemnifying Party does not notify the Indemnified Party within 20 Business Days following its receipt of such notice that the Indemnifying Party disputes the indemnity claimed by the Indemnified Party under Section 7.1 or 7.2 such indemnity claim specified by the Indemnified Party in such notice shall be conclusively deemed a liability to be indemnified under Section 7.1 or 7.2 and the Indemnified Party shall be indemnified for the amount of the Losses stated in such notice to the Indemnified Party on demand or, in the case of any notice in which the Losses (or any portion thereof) are estimated, on such later date when the amount of such Losses (or such portion thereof) becomes finally determined, but in all cases subject to the Indemnity Threshold and the Cap, to the extent applicable.

Section 7.5.          Termination of Indemnification. (a) The obligations to indemnify and hold harmless an Indemnified Party hereto (i) pursuant to Sections 7.1(a)(i) and 7.2(a)(i), shall terminate when the applicable representation or warranty terminates pursuant to Section 7.5(b) and (ii) pursuant to the other clauses of Sections 7.1(a) and 7.2(a) shall terminate sixty (60) days after the expiration of any statute of limitations applicable thereto; provided, however, that as to clause (i) above such obligation to indemnify and hold harmless shall not terminate with respect to any Losses as to which the Indemnified Party shall have, before the expiration of the applicable period, previously made a claim by delivering a notice of such claim to the Indemnifying Party.

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(b)               All representations, warranties, covenants and obligations contained in this Agreement shall survive the consummation of the transactions contemplated by this Agreement; provided, however, that, except in the case of fraud, (i) the Specified Representations and the representations and warranties set forth in Sections 4.1, 4.2(a) and 4.5 shall terminate sixty (60) days after the expiration of any statute of limitations applicable thereto and (ii) the representations and warranties contained in this Agreement other than the Specified Representations shall terminate on the date that is 18 months after the Closing Date; provided, further, such covenants and agreements of the Parties shall survive until they are fully performed or, if earlier, until the expiration thereof set forth in the terms of such covenants and agreements.

Section 7.6.          Exclusive Remedies. Buyer and Seller acknowledge and agree that after the Closing, the indemnification provisions of this Article VII shall be the sole and exclusive remedies of Buyer and Seller for any breach of the representations or warranties or nonperformance of or default under any covenants or agreements of Buyer or Seller contained in this Agreement or any Related Document (other than (i) claims for equitable relief, (ii) claims of, or causes of action arising from, fraud or (iii) as expressly provided in any Related Document).

ARTICLE VIII

Termination

Section 8.1.          Termination. This Agreement may be terminated at any time prior to the Closing:

(a)               by the written consent of Buyer and Seller;

(b)               by either Buyer or Seller, if:

(i)                      the Closing shall not have occurred on or before April 7, 2020 (the “Outside Date”); provided, however, that the right to terminate this Agreement under this Section 8.1(b)(i) shall not be available to any Party whose failure to perform and comply with any covenant, agreement or obligation contained in this Agreement has been the primary cause of, or primarily resulted in, the failure of the Closing to occur on or before such date;

(ii)                      if any Legal Restraint having the effect of restraining, enjoining or otherwise preventing the consummation of the Contemplated Transaction shall be in effect and shall have become final and non-appealable; or

(iii)                      the other Party shall have breached or failed to perform any of its representations, warranties, covenants, agreements or obligations contained in this Agreement, and such breach or failure to perform (A) would give rise to the failure of a condition set forth in Section 6.2(a) or 6.2(b) or in Section 6.3(a) or Section 6.3(b), as applicable, and (B) cannot be cured by the Outside Date or, if capable of being cured by the Outside Date, has not been cured prior to the date that is 15 days from the date that such other Party receives written notice of such breach or failure to perform.

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Section 8.2.          Notice of Termination. In the event of termination of this Agreement by either or both of Buyer and Seller pursuant to Section 8.1, written notice of such termination shall be given by the terminating Party to the other Party.

Section 8.3.          Effect of Termination. Notwithstanding anything to the contrary in this Agreement, in the event of termination of this Agreement by either or both of Buyer and Seller pursuant to Section 8.1, this Agreement shall terminate and become void and have no effect, and there shall be no liability or obligation on the part of any Party, other than the provisions of Section 5.5, Section 5.13, this Section 8.3 and Article IX, which shall survive any such termination, and except to the extent that such termination results from a material breach by a Party of any of its representations, warranties, covenants, agreements, obligations or undertakings set forth in this Agreement.

ARTICLE IX

General Provisions

Section 9.1.          Rules of Construction. The Parties agree that they have been represented by counsel during the negotiation and execution of this Agreement and have together drafted this Agreement and, therefore, waive the application of any Law, regulation, holding or rule of construction providing that ambiguities in an agreement or other document will be construed against the Party drafting such agreement or document.

Section 9.2.          Notices. All notices, requests, claims, demands and other communications hereunder shall be given (and shall be deemed to have been duly given upon receipt) by hand delivery, by prepaid overnight courier (providing written proof of delivery), by confirmed electronic transmission or by certified or registered mail (return receipt requested and first class postage prepaid), addressed as follows (or at such other address for a Party as shall be specified by like notice):if to Buyer, to:

Janssen Biotech, Inc.

800 Ridgeview Drive

Horsham, PA 19044

Attention: President

with copies (which shall not constitute notice) to:

Johnson & Johnson
Law Department
One Johnson & Johnson Plaza
New Brunswick, NJ 08933

Attention: General Counsel, Pharmaceuticals

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Cravath, Swaine & Moore LLP

Worldwide Plaza

825 Eighth Avenue

New York, New York 10019

Attention:	Robert I. Townsend, III, Esq.
Jenny Hochenberg, Esq.

if to Seller, to:

XBiotech Inc.

5217 Winnebago Lane

Austin, Texas 78744

Attention: John Simard

with a copy (which shall not constitute notice) to:

Bryan Cave Leighton Paisner LLP

120 Broadway, Suite 300

Santa Monica, California 90401

Attention: David G. Andersen

provided that any notice received at the addressee’s location on any Business Day after 5:00 p.m. (addressee’s local time) shall be deemed to have been received at 9:00 a.m. (addressee’s local time) on the next Business Day.

Section 9.3.          Consents and Approvals. For any matter under this Agreement requiring the consent or approval of either Party to be valid and binding on the Party, such consent or approval must be in writing.

Section 9.4.          Counterparts. This Agreement may be executed in one or more counterparts (including by electronic transmission), all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the Parties and delivered to the other Party.

Section 9.5.          Entire Agreement; No Third-Party Beneficiaries. This Agreement, the Escrow Agreement, the Confidentiality Agreement and the other Related Documents constitute the entire agreement, and supersede all prior agreements and understandings, both written and oral, among the Parties with respect to the subject matter of this Agreement, the Escrow Agreement, the Confidentiality Agreement and the other Related Documents. Except as provided in Article VII, this Agreement is for the sole benefit of the Parties and is not intended to and does not confer upon any Person other than the Parties any legal or equitable rights or remedies.

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Section 9.6.          Assignment. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned, in whole or in part, by operation of law or otherwise by either of the Parties without the prior written consent of the other Party, and any assignment without such consent shall be null and void, except that Buyer may assign any or all of its rights and obligations under this Agreement to any of its Affiliates without the consent of Seller.

Section 9.7.          GOVERNING LAW. THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK, REGARDLESS OF THE LAWS THAT MIGHT OTHERWISE GOVERN UNDER APPLICABLE PRINCIPLES OF CONFLICTS OF LAWS THEREOF.

Section 9.8.          Enforcement.

(a)               Each Party irrevocably submits to the exclusive jurisdiction of (i) the state courts of New York located in New York County, and (ii) the United States District Court for the Southern District of New York, for the purposes of any suit, action or other proceeding arising out of this Agreement or the Contemplated Transactions. Each Party agrees to commence any such action, suit or proceeding either in the United States District Court for the Southern District of New York or if such suit, action or other proceeding may not be brought in such court for jurisdictional reasons, in the state courts of New York located in New York County. Each Party further agrees that service of any process, summons, notice or document by the U.S. registered mail to such Party’s respective address set forth above shall be effective service of process for any action, suit or proceeding in New York with respect to any matters to which it has submitted to jurisdiction in this Section 9.8. Each Party irrevocably and unconditionally waives any objection to the laying of venue of any action, suit or proceeding arising out of this Agreement or the Contemplated Transactions in (x) the state courts of New York located in New York County, and (y) the United States District Court for the Southern District of New York, and hereby and thereby further irrevocably and unconditionally waives and agrees not to plead or claim in any such court that any such action, suit or proceeding brought in any such court has been brought in an inconvenient forum.

(b)               Each Party waives its right to trial of any issue by jury. Each Party (i) certifies that no representative, agent or attorney of the other Party has represented, expressly or otherwise, that such Party would not, in the event of any action, suit or proceeding, seek to enforce the foregoing waiver and (ii) acknowledges that it and the other Party has been induced to enter into this Agreement, by, among other things, the mutual waiver and certifications in this Section 9.8(b).

(c)               The Parties agree that irreparable damage would occur and that the Parties would not have any adequate remedy at law in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the Parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in the state courts of New York located in New York County, and the United States District Court for the Southern District of New York, this being in addition to any other remedy to which they are entitled at law or in equity and as further set forth in this Section 9.8. For the avoidance of doubt, this Section 9.8(c) shall not restrict any Party from asserting that the terms and provisions of this Agreement have not been breached (or would not be breached) by the actions or omissions (or intended actions or omissions) of such Party.

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Section 9.9.          Severability. If any term or other provision of this Agreement or any Related Document is invalid, illegal or incapable of being enforced by any rule of law or public policy, all other conditions and provisions of this Agreement or such Related Document shall nevertheless remain in full force and effect. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the Parties shall negotiate in good faith to modify this Agreement or such Related Document so as to effect the original intent of the Parties as closely as possible to the fullest extent permitted by applicable Law in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the extent possible.

Section 9.10.      Amendment; Waiver. No modification, amendment or waiver of any provision of this Agreement shall be effective unless it is in writing and signed by the Party against whom enforcement of any such modification, amendment or waiver is sought. No action taken pursuant to this Agreement, including any investigation by or on behalf of either Party, shall be deemed to constitute a waiver by the Party taking such action of compliance by the other Party with any representation, warranty, covenant, agreement or obligation contained herein. The waiver by either Party of a breach of any provision of this Agreement shall not operate or be construed as a further or continuing waiver of such breach or as a waiver of any other or subsequent breach. Neither the failure of either Party to enforce, nor the delay of either Party in enforcing, any condition or part of this Agreement at any time shall be construed as a waiver of that condition or part or forfeit any rights to future enforcement thereof.

[Remainder of page intentionally left blank]

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IN WITNESS WHEREOF, the Parties have caused this Agreement to be signed by their respective officers hereunto duly authorized, all as of the date first written above.

SELLER:

XBIOTECH INC.

By:	/s/ John Simard
Name: John Simard
Title: President & CEO

BUYER:

JANSSEN BIOTECH, INC.

By:	/s/ Marti Heckman
Name: Marti Heckman
Title: Vice President

[Signature Page to Asset Purchase Agreement]